Filed Pursuant to Rule 424(b)(3)
Registration No. 333-215100

The information in this prospectus supplement is not complete and may be changed. A registration statement relating to the securities has become effective under the Securities Act of 1933. This prospectus supplement and the accompanying prospectus are not offers to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 8, 2017

PRELIMINARY PROSPECTUS SUPPLEMENT NO. 2

(To Prospectus dated December 14, 2016)

27,769,248 American Depositary Shares

and 81,995,799 Ordinary Shares

Melco Resorts & Entertainment Limited

(incorporated in the Cayman Islands with limited liability)

Representing 165,303,543 Ordinary Shares

We are offering an aggregate of 27,769,248 ADSs, each representing three of our ordinary shares, and 81,995,799 ordinary shares to be distributed as follows: (i) 15,769,248 ADSs to be purchased by the underwriters for resale in an underwritten offering, which we refer to as the “public offering” in this prospectus supplement; (ii) 81,995,799 ordinary shares to be purchased by the underwriters, as agents for, or as principal for resale to, their affiliates, and to be delivered to Melco Leisure and Entertainment Group Limited, or Melco Leisure, to satisfy the return obligations of affiliates of each of the underwriters for a number of ADSs representing 81,995,799 ordinary shares loaned to such affiliates in conjunction with the termination and hedge unwind of certain cash-settled swap transactions entered into in December 2016; and (iii) 12,000,000 additional ADSs to be purchased by UBS Securities LLC, or UBS, in its capacity as underwriter, which will be offered from time to time after the public offering pursuant to block sales, on the Nasdaq Global Select Market, in the over-the-counter market or in negotiated transactions at market prices prevailing at the time of sale or at negotiated prices. We refer to the distribution described in (i), (ii) and (iii) above as “registered offerings” in this prospectus supplement. We have been advised that over the same period in which the 12,000,000 additional ADSs are being offered and sold, UBS or its affiliates or agents expect to purchase approximately 12,000,000 ADSs in the open market to return to stock lenders in conjunction with the termination and hedge unwind of a cash-settled swap transaction entered into with Crown Resorts Limited, or Crown Resorts (the parent of Crown Asia Investments Pty Ltd, or Crown Asia), in March 2017.

In connection with the transactions described above, we agreed to repurchase 165,303,544 ordinary shares from Crown Asia. The repurchase from Crown Asia will settle concurrently with the settlement of the registered offerings and we intend to use the net proceeds we receive from the registered offerings solely to effect the repurchase.

Our ADSs are listed on the Nasdaq Global Select Market under the symbol “MLCO”. The last reported sale price of our ADSs on May 5, 2017 was US$22.34 per ADS.

Investing in our ADSs or ordinary shares involves risks. See “Risk Factors” beginning on page S-9 of this prospectus supplement and page 3 of the accompanying prospectus.

The underwriters have agreed to purchase the ADSs at a price of US$                 per ADS and the ordinary shares at a price of US$             per share from us for the registered offerings, which will result in proceeds to us of approximately US$                 million. The underwriters propose to offer the ADSs purchased in the public offering from time to time for sale on the Nasdaq Global Select Market, in the over the counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices. See “Underwriting” for a description of compensation payable to the underwriters or their affiliates.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the ADSs sold in the public offering on or about                , 2017, which we expect will be the fifth business day after the date of this prospectus supplement. See “Underwriting — Extended Settlement” in this prospectus supplement.

Deutsche Bank Securities	UBS Investment Bank	Morgan Stanley

The date of this prospectus supplement is                , 2017

Prospectus Supplement

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part, this prospectus supplement, and the second part, the accompanying prospectus, are each part of a registration statement on Form F-3 that we filed with the SEC using a “shelf” registration process. Under this shelf registration process, we may sell securities in one or more offerings. In this prospectus supplement, we provide you with specific information about the terms of the registered offerings, and updates with respect to information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The accompanying prospectus, including the documents incorporated by reference therein, provides more general information, some of which may not apply to the registered offerings. Generally, when we refer to this prospectus supplement, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or in any document incorporated by reference that was filed with the SEC before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in the accompanying prospectus — the statement in the document having the later date modifies or supersedes the earlier statement.

Neither we nor the underwriters have authorized any other person to provide you with different or additional information other than that contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. Neither we nor the underwriters take any responsibility for, or make any assurance as to the reliability of, any other information that others may give you. Neither we nor the underwriters are offering to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate only as of the dates on their respective covers, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

WHERE YOU CAN FIND MORE INFORMATION;

INCORPORATION OF DOCUMENTS BY REFERENCE

Available Information

We are subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934. Under the Exchange Act, we file annual reports and other information with the SEC. As a foreign private issuer, we are exempt from, among other things, the rules under the Exchange Act prescribing the furnishing and content of proxy statements and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

The public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information about issuers, such as us, who file electronically with the SEC. The address of that site is www.sec.gov.

Our website address is www.melco-resorts.com. The information on or accessible through our website, however, is not, and should not be deemed to be, a part of this prospectus supplement or the accompanying prospectus.

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC, as provided above.

S-ii

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus supplement and the accompanying prospectus, which means that we can disclose important information to you by referring you to another document separately filed with or furnished to the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement and the accompanying prospectus, and subsequent information that we file with or, to the extent expressly incorporated by reference into this prospectus supplement or the accompanying prospectus, furnish to, the SEC, will automatically update and supersede that information. Any statement contained in a previously filed or furnished document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus supplement or the accompanying prospectus to the extent that a statement contained in this prospectus supplement or the accompanying prospectus modifies or replaces that statement.

This prospectus supplement and the accompanying prospectus incorporate by reference the documents set forth below that have previously been filed with or furnished to the SEC:

•	the description of our ordinary shares contained in amendment no. 1 to our registration statement on Form 8-A (File No. 001-33178) filed with the SEC on December 5, 2011 and any amendment or report filed with the SEC for the purpose of updating the description;

•	our annual report on Form 20-F for the year ended December 31, 2016 filed with the SEC on April 11, 2017; and

•	our report on Form 6-K and the exhibits thereto furnished to the SEC on May 4, 2017, which contain (1) our unaudited condensed consolidated financial statements for the three months ended March 31, 2016 and 2017 and (2) a discussion regarding the financial and operational data for the three months ended March 31, 2016 and 2017.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the SEC and certain reports on Form 6-K that we furnish to the SEC after the date of this prospectus supplement (to the extent that any reports on Form 6-K state that they are incorporated by reference into this prospectus supplement or the accompanying prospectus) prior to the termination of the registered offerings. In all cases, you should rely on the later information over different information included in this prospectus supplement or the accompanying prospectus.

Unless expressly incorporated by reference, nothing in this prospectus supplement or the accompanying prospectus will be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus supplement or the accompanying prospectus, other than exhibits to those documents unless such exhibits are specifically incorporated by reference in this prospectus supplement or the accompanying prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus supplement on the written or oral request of that person made to:

Melco Resorts & Entertainment Limited

36th Floor, The Centrium

60 Wyndham Street

Central, Hong Kong

Phone: +852-2598-3600

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

This prospectus supplement summary highlights certain information appearing elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. As this is a summary, it does not contain all of the information that you should consider in making an investment decision. This prospectus supplement summary is qualified in its entirety by the more detailed information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. Before investing in the ADSs, you should read the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein carefully, including the information under “Risk Factors” and our consolidated financial statements and the related notes thereto incorporated by reference herein.

Our Business

We are a developer, owner and operator of casino gaming and entertainment casino resort facilities in Asia. We currently have three major casino-based operations in Macau, namely, City of Dreams, Altira Macau and Studio City, and non-casino-based slot machine operations in Macau at our Mocha Clubs. We also have a casino-based operation in the Philippines, City of Dreams Manila.

We are developing Morpheus, the fifth hotel tower at City of Dreams in Cotai, Macau, and are currently reviewing the development plan and schedule for the remaining undeveloped land at Studio City. We plan to develop Morpheus into an iconic landmark and target its opening in 2018. With 1.0 million square feet of hotel space and 0.5 million square feet of podium space, Morpheus is expected to house approximately 780 rooms, suites and villas.

Our current and future operations are designed to cater to a broad spectrum of gaming patrons, from high stakes rolling chip gaming patrons to gaming patrons seeking a broader entertainment experience. We currently own and operate two Forbes 5-Star hotels in Macau: Altira Macau and Crown Towers. We seek to attract patrons throughout Asia and, in particular, from Greater China.

In the Philippines, MCE Leisure (Philippines) Corporation, a subsidiary of Melco Crown (Philippines) Resorts Corporation, currently operates and manages City of Dreams Manila, a casino, hotel, retail and entertainment integrated resort in the Entertainment City complex in Manila.

Our Principal Market

We generated a significant majority of the total revenues for the year ended December 31, 2016 and the three months ended March 31, 2017 from our operations in Macau, the principal market in which we compete.

Macau has recently demonstrated improving industry trends, with gross gaming revenue in Macau increasing 13.0% in the first three months of 2017, compared to the same period in 2016. However, Macau continues to be impacted by a range of external factors, including the slowdown in the Chinese economy and government policies that may adversely affect the Macau gaming market. For example, the Chinese government has taken measures to deter marketing of gaming activities to mainland Chinese residents by foreign casinos and to reduce capital outflow. Such measures include reducing the amount that China-issued ATM cardholders can withdraw in each withdrawal. The detention of employees of Crown Resorts in China in relation to gaming-related activities in China has created further regulatory uncertainty. However, there are early signs of stabilization in Macau, particularly in the mass market segments, where we believe we remain the industry’s innovative leader.

We believe that the world-class and unique lodging, entertainment, retail and gaming proposition delivered at our large-scale resorts in Cotai position us to benefit from Macau’s evolution into a mass-focused, multi-day stay destination.

Recent Developments

As we announced on May 4, 2017, our board has approved the declaration and payment of a dividend of US$0.03 per share (equivalent to US$0.09 per ADS) for the first quarter of 2017 which will be paid on or about May 31, 2017 to our shareholders whose names appear on our register of members at the close of business on the record date, May 16, 2017. Investors who purchase the ADSs being offered in the public offering will receive the first quarter dividend if the purchased ADSs are credited to their account on or before May 16, 2017 and they continue to be holders of record at the close of business on May 16, 2017. In relation to dividend payments on the ADSs, the depositary will distribute to holders of record of the ADSs the dividends it receives on the underlying ordinary shares, after deducting its fees and expenses and in accordance with the terms set forth in the deposit agreement. See “Risk Factors — Risks Related to the Registered Offerings — We cannot assure you that we will make dividend payments in the future” and “Your right to participate in any future rights offerings may be limited, which may cause dilution to your holdings, and you may not receive cash dividends if it is unlawful or impractical to make them available to you.”

Principal Shareholder

Following the completion of the registered offerings and our concurrent completion of the repurchase of shares from Crown Asia and the return to Melco Leisure of the borrowed ADSs in the form of 81,995,799 ordinary shares, Melco Leisure’s shareholding in our company will be 51.2% and Crown Asia, which currently holds 11.2% of our shares, will have sold all of its shareholding in our company.

In connection with our repurchase of shares from Crown Asia, Melco International Development Limited (or Melco International), Melco Leisure and Crown Resorts and Crown Asia will terminate the shareholders’ deed relating to our company, and Mr. Robert John Rankin, a Crown Asia nominee director, will resign from our board of directors, both with effect from the completion of the repurchase. In addition, Crown Resorts and Crown Asia will cease to be parties to the registration rights agreement with respect to our company. We expect a director nominated by Melco International to fill the board vacancy will be appointed in due course in accordance with our corporate governance policies.

Corporate Information

Our principal executive offices are located at 36th Floor, The Centrium, 60 Wyndham Street, Central, Hong Kong, and our telephone number is +852-2598-3600. Our website is www.melco-resorts.com. The information on our website is not incorporated by reference into this prospectus supplement, and you should not consider information contained on our website to be a part of this prospectus supplement. Our agent for service of process in the United States is Law Debenture Corporate Services Inc., 801 2nd Avenue, Suite 403, New York, New York 10017.

Risks Related to Our Business

Our ability to achieve our goals and execute our strategies is subject to risks and uncertainties. We believe the following are the major risks and uncertainties that may materially affect us:

•	geographic concentration and construction hazards, cost increases or delays in the development of our projects and intense competition;

•	failure to develop the remaining land at Studio City under the terms of the land concessions, which could result in forfeiture of all or part of our related investment;

•	regional political and economic risks, including changes in government regulations;

•	risks related to certain policies and campaigns implemented by the Chinese government;

•	development of Manila and the Philippines as a tourist and gaming destination;

•	disruptions or downturns in the gaming market; and

•	cheating and counterfeiting.

See “Risk Factors” and “Special Note Regarding Forward-Looking Statements” in this prospectus supplement and the accompanying prospectus for detailed discussions of other risks and uncertainties associated with our business and investing in our ADSs or ordinary shares.

Conventions Used in this Prospectus Supplement

Unless otherwise indicated or the context otherwise requires, for the purposes of this prospectus supplement:

•	“we,” “us,” “our” and “our company” refer to Melco Resorts & Entertainment Limited and, as the context requires, its consolidated subsidiaries;

•	“ADSs” refers to our American depositary shares, each of which represents three ordinary shares;

•	“China” refers to the People’s Republic of China and, solely for the purposes of this prospectus supplement, excludes Taiwan, Hong Kong and Macau, and “Greater China” refers to the People’s Republic of China, Hong Kong and Macau; and

•	“shares” and “ordinary shares” refer to our ordinary shares, par value US$0.01 per share.

The Offering

Total ADSs and Ordinary Shares Offered	27,769,248 ADSs, each representing three of our ordinary shares, and 81,995,799 ordinary shares to be distributed as follows: (i) 15,769,248 ADSs to be purchased by the underwriters for resale in a public offering; (ii) 81,995,799 ordinary shares to be purchased by the underwriters, as agents for, or as principal for resale to, their affiliates, and to be delivered to Melco Leisure to satisfy the return obligations of such affiliates for a number of ADSs representing 81,995,799 ordinary shares loaned to them in conjunction with the termination and hedge unwind of certain cash-settled swap transactions entered into in December 2016; and (iii) 12,000,000 additional ADSs to be purchased by UBS, in its capacity as underwriter, which will be offered from time to time after the public offering pursuant to block sales, on the Nasdaq Global Select Market, in the over-the-counter market or in negotiated transactions at market prices prevailing at the time of sale or at negotiated prices. We have been advised that over the same period in which the 12,000,000 additional ADSs are being offered and sold, UBS or its affiliates or agents expect to purchase approximately 12,000,000 ADSs in the open market to return to stock lenders in conjunction with the termination and hedge unwind of a cash-settled swap transaction entered into with Crown Resorts in March 2017. See “Underwriting”.

Concurrent Transaction	In connection with the transactions described above, we agreed to repurchase 165,303,544 ordinary shares from Crown Asia. The repurchase from Crown Asia will settle concurrently with the settlement of the registered offerings, and we intend to use the net proceeds we receive from the registered offerings solely to effect the repurchase.

The ADSs	Each ADS represents three ordinary shares.

The depositary will hold the ordinary shares underlying your ADSs. You will have rights as provided in the deposit agreement among us, the depositary and holders and beneficial owners of ADSs from time to time.

If we declare dividends on our ordinary shares, the depositary will pay you the cash dividends and other distributions it receives on our ordinary shares, after deducting its fees and expenses in accordance with the terms set forth in the deposit agreement.

You may turn in your ADSs to the depositary in exchange for ordinary shares. The depositary will charge you fees for any exchange.

We may amend or terminate the deposit agreement without your consent. If you continue to hold your ADSs after an amendment to the deposit agreement, you agree to be bound by the deposit agreement as amended.

To better understand the terms of the ADSs, you should carefully read the “Description of American Depositary Shares” section of the accompanying prospectus. You should also read the deposit agreement, which is incorporated by reference as an exhibit to the registration statement that includes this prospectus supplement and the accompanying prospectus.

Depositary	Deutsche Bank Trust Company Americas.

Use of Proceeds	We intend to use the net proceeds we receive from the registered offerings solely to effect the repurchase of 165,303,544 ordinary shares from Crown Asia.

NASDAQ Global Select Market symbol	MLCO.

Extended Settlement	The underwriters expect to deliver the ADSs sold in the public offering on or about , 2017, which is the fifth business day after the date of this prospectus supplement. See “Underwriting — Extended Settlement” in this prospectus supplement.

Risk Factors	See “Risk Factors” in this prospectus supplement and the accompanying prospectus for a discussion of the risks you should consider before deciding to invest in our ADSs.

Summary Consolidated Financial and Operating Data

The following summary consolidated statement of operations data for the years ended December 31, 2014, 2015 and 2016 and consolidated balance sheet data as of December 31, 2015 and 2016 have been derived from our audited consolidated financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus. Our consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). The historical financial and operating results presented below are not necessarily indicative of our results for any future fiscal period.

Consolidated Statement of Operations Data:

	Year ended December 31,
	2014	2015	2016
	(in thousands of U.S. dollars, except share, per share and per ADS data)
Net revenues	4,802,309	3,974,800	4,519,396
Total operating costs and expenses	(4,116,949)	(3,876,385)	(4,156,280)
Operating income	685,360	98,415	363,116
Net income (loss)	527,386	(60,808)	66,918
Net loss attributable to noncontrolling interests	80,894	166,555	108,988
Net income attributable to Melco Resorts & Entertainment Limited	608,280	105,747	175,906

Net income attributable to Melco Resorts & Entertainment Limited per share
Basic	0.369	0.065	0.116

Diluted	0.366	0.065	0.115

Net income attributable to Melco Resorts & Entertainment Limited per ADS
Basic	1.108	0.196	0.348

Diluted	1.099	0.195	0.346

Weighted average shares used in net income attributable to Melco Resorts & Entertainment Limited per share calculation
Basic	1,647,571,547	1,617,263,041	1,516,714,277

Diluted	1,660,503,130	1,627,108,770	1,525,284,272

Dividends declared per share	0.2076	0.0389	0.2408

Consolidated Balance Sheet Data:

	As of December 31,
	2015	2016
	(in thousands of U.S. dollars)
Cash and cash equivalents	1,611,026	1,702,310
Bank deposits with original maturities over three months	724,736	210,840
Restricted cash(1)	317,118	39,282
Total assets	10,262,309	9,340,341
Total current liabilities	1,211,017	1,479,140
Long-term debt, net(2)	3,815,232	3,720,275
Total liabilities	5,330,450	5,516,927
Noncontrolling interests	592,226	479,544
Total equity	4,931,859	3,823,414
Ordinary shares	16,309	14,759

(1)	Consists of current and non-current portion.
(2)	Consists of current and non-current portion of long-term debt, net of debt issuance costs.

Other Financial and Operational Data:

	Year ended December 31,
	2014	2015	2016
	(in thousands of U.S. dollars)
Adjusted property EBITDA(1)(3)
Macau:
Mocha Clubs	36,337	30,259	23,789
Altira Macau	84,795	36,261	5,116
City of Dreams	1,165,632	798,504	742,291
Studio City	(1,296)	11,594	155,985

Sub-total	1,285,468	876,618	927,181
The Philippines:
City of Dreams Manila	6	55,366	160,336

Total adjusted property EBITDA	1,285,474	931,984	1,087,517

Adjusted EBITDA(2)(3)	1,166,503	816,249	972,747

(1)	“Adjusted property EBITDA” is earnings before interest, taxes, depreciation, amortization, pre-opening costs, development costs, property charges and others, share-based compensation, payments to the Philippine parties under the cooperative arrangement (the “Philippine Parties”), land rent to Belle Corporation, net gain on disposal of property and equipment to Belle Corporation, gain on disposal of assets held for sale, Corporate and Others expenses and other non-operating income and expenses.
(2)	“Adjusted EBITDA” is earnings before interest, taxes, depreciation, amortization, pre-opening costs, development costs, property charges and others, share-based compensation, payments to the Philippine Parties, land rent to Belle Corporation, net gain on disposal of property and equipment to Belle Corporation, gain on disposal of assets held for sale and other non-operating income and expenses.
(3)

Our management uses Adjusted property EBITDA to measure the operating performance of our businesses, and to compare the operating performance of our properties with those of our competitors. Adjusted property EBITDA and Adjusted EBITDA are also presented as supplemental disclosures because management believes they are widely used to measure performance and as a basis for valuation of gaming companies. Our management also uses Adjusted property EBITDA and Adjusted EBITDA because they are used by some investors as a way to measure a company’s ability to incur and service debt, make capital expenditures and meet working capital requirements. Gaming companies have historically reported similar measures as a supplement to financial measures in accordance with generally accepted accounting principles, in particular, U.S. GAAP or International Financial Reporting Standards.

However, Adjusted property EBITDA or Adjusted EBITDA should not be considered in isolation, construed as an alternative to profit or operating profit, treated as an indicator of our U.S. GAAP operating performance, other operating operations or cash flow data, or interpreted as an alternative to cash flow as a measure of liquidity. Adjusted property EBITDA and Adjusted EBITDA presented in this prospectus supplement may not be comparable to other similarly titled measures of other companies’ operating in the gaming or other business sectors. While our management believes these figures may provide useful additional information to investors when considered in conjunction with our U.S. GAAP financial statements and other information in this prospectus supplement, less reliance should be placed on Adjusted property EBITDA or Adjusted EBITDA as a measure in assessing our overall financial performance.

Reconciliation of Net Income Attributable to Melco Resorts & Entertainment Limited to Adjusted EBITDA and Adjusted Property EBITDA:

	Year ended December 31,
	2014	2015	2016
	(in thousands of U.S. dollars)
Net income attributable to Melco Resorts & Entertainment Limited	608,280	105,747	175,906
Net loss attributable to noncontrolling interests	(80,894)	(166,555)	(108,988)

Net income (loss)	527,386	(60,808)	66,918
Income tax expense	3,036	1,031	8,178
Interest and other non-operating expenses, net	154,938	158,192	288,020
Gain on disposal of assets held for sale	(22,072)	—	—
Property charges and others	8,698	38,068	5,298
Share-based compensation	20,401	20,827	18,487
Depreciation and amortization	368,394	470,634	552,272
Development costs	10,734	110	95
Pre-opening costs	90,556	168,172	3,883
Net gain on disposal of property and equipment to Belle Corporation	—	—	(8,134)
Land rent to Belle Corporation	3,562	3,476	3,327
Payments to the Philippine Parties	870	16,547	34,403

Adjusted EBITDA	1,166,503	816,249	972,747
Corporate and Others expenses	118,971	115,735	114,770

Adjusted property EBITDA	1,285,474	931,984	1,087,517

RISK FACTORS

An investment in our ADSs involves significant risks. You should carefully consider the risks described below and in our annual report on Form 20-F for the year ended December 31, 2016, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before you decide to buy the ADSs. If any of these risks materializes, our business, prospects, financial condition and results of operations could be materially harmed, the trading price of our ADSs could decline and you could lose all or part of your investment.

Risks Related to Our Business and Operations

Our ability to achieve our goals and execute our strategies is subject to risks and uncertainties. We believe the following are the major risks and uncertainties that may materially affect us:

•	dependence on the gaming and leisure market in Macau and the Philippines and limited diversification of businesses and sources of revenues;

•	our ability to respond to competitive and/or deteriorating market conditions;

•	regional political and economic risks, including changes in government regulations;

•	construction hazards, cost increases or delays in the development of our projects;

•	risks related to certain policies and campaigns implemented by the Chinese government;

•	development of Manila and the Philippines as a tourist and gaming destination;

•	failure to develop the remaining land at Studio City under the terms of the land concessions, which could result in forfeiture of all or part of our related investment; and

•	cheating and counterfeiting.

There exists uncertainty over whether holders of gaming licenses in the Philippines, including the gaming operations of our Philippine subsidiaries, will be subject to corporate income, value added or other tax assessments, in addition to the license fees paid to Philippines Amusement and Gaming Corporation or PAGCOR.

There exists uncertainty over whether holders of gaming licenses in the Philippines, including the gaming operations of our Philippine subsidiaries, will be subject to corporate income tax at the rate of 30%, value-added tax and other tax assessments in addition to the license fees paid to PAGCOR pursuant to the Regular License. On March 2011, the Supreme Court of the Philippines issued an order implicitly revoking PAGCOR’s exemption from corporate income tax under the PAGCOR Charter and removing PAGCOR from the list of government-owned and controlled corporations that are exempt from paying corporate income tax. Subsequently, in April 2013, the Bureau of Internal Revenue of the Philippines (“BIR”) issued a circular indicating that PAGCOR and its licensees and contractees are subject to corporate income tax on their gambling, casino, gaming club and other similar recreation or amusement and gaming pool operations.

In connection with the 2011 Supreme Court decision described above, PAGCOR, in May 2014, issued a regulation allowing holders of gaming licenses in the Philippines and the other casino operators to reallocate ten percent (10%) of the monthly Licensee Fees to be remitted to PAGCOR. This 10% would be used to pay any corporate income tax that may be levied against such license holders and the other casino operators at the end of the fiscal year, and any remaining amount after paying such tax would be remitted to PAGCOR. On August 15, 2016, PAGCOR advised the Licensees that the reallocation of the 10% of the Licensee Fees will be discontinued.

In February 2015, the Supreme Court of the Philippines issued another decision stating that PAGCOR’s income from its gaming operations can only be subject to a five percent (5%) franchise tax, and not corporate income tax. In addition, the Supreme Court of the Philippines in its February 2015 decision ruled that despite amendments to the National Internal Revenue Code, the PAGCOR Charter remains in effect, and thus, income from gaming operations shall not be subject to corporate income tax. In August 2016, the Supreme Court of the Philippines accepted the petition filed by Bloomberry Resorts and Hotels, Inc., one of the four PAGCOR licensees and operator of Solaire, against the BIR to cease and desist from imposing corporate income tax on income derived from gaming operations. The BIR filed a motion for reconsideration of the August 2016 decision, which the Supreme Court of the Philippines denied in November 2016, and which denial has become final and executory.

Notwithstanding the 2015 and 2016 Supreme Court decisions described above, BIR has taken various measures to impose corporate income, value added and other taxes on income derived from gaming operations in the Philippines. In light of the actions and positions taken by BIR, it is uncertain whether the 2015 and 2016 Supreme Court decision described above would be enforced and there is no assurance that the 2016 Supreme Court decision would be applicable to holders of gaming licenses in the Philippines, including our Philippine subsidiaries. Furthermore, there is no assurance that the gaming operations of our Philippine subsidiaries would not become subject to value added and other tax assessments imposed by BIR and other Philippine authorities. Any assessment of corporate income, value added or other taxes on the gaming operations of our Philippine subsidiaries may be significant in amount and any requirement to pay such taxes would have a material adverse effect on our business, financial condition and results of operations.

Risks Related to the Registered Offerings

The trading price of our ADSs has been volatile since our ADSs began trading on Nasdaq and may be subject to fluctuations in the future. The market price for our shares may also be volatile, which could result in substantial losses to investors.

The trading price of our ADSs has been and may continue to be subject to wide fluctuations. Our ADSs were first quoted on the Nasdaq Global Market, or Nasdaq, beginning on December 19, 2006, and were upgraded to trade on the Nasdaq Global Select Market since January 2, 2009. During the period from December 19, 2006 to May 5, 2017, the trading prices of our ADSs ranged from US$2.27 to US$45.70 per ADS and the closing sale price on May 5, 2017 was US$22.34 per ADS. The market price for our shares and ADSs may continue to be volatile and subject to wide fluctuations in response to factors, including the following:

•	uncertainties or delays relating to the financing, completion and successful operation of our projects;

•	developments in the Macau market, the Philippine market or other Asian gaming markets, including the announcement or completion of major new projects by our competitors;

•	general economic, political or other factors that affect the region where our properties are located;

•	regulatory developments affecting us or our competitors;

•	actual or anticipated fluctuations in our quarterly operating results;

•	changes in financial estimates by securities research analysts;

•	changes in the economic performance or market valuations of other gaming and leisure industry companies;

•	changes in our market share of the Macau gaming market and/or the Philippine gaming market;

•	addition or departure of our executive officers and key personnel;

•	fluctuations in the exchange rates between the U.S. dollar, H.K. dollar, Pataca, Renminbi and Philippine peso;

•	release or expiration of lock-up or other transfer restrictions on our outstanding shares or ADSs;

•	sales or perceived sales of additional shares or ADSs or securities convertible or exchangeable or exercisable for shares or ADSs; and

•	rumors related to any of the above.

In addition, the securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also have a material adverse effect on the market price of our ADSs.

We cannot assure you that we will make dividend payments in the future.

On January 12, 2017, we announced a special dividend of approximately US$650 million and a dividend policy targeting to distribute quarterly cash dividends of US$0.03 per ordinary share of our company (equivalent to US$0.09 per ADS), subject to our ability to pay dividends from our accumulated and future earnings and our cash balance and future commitments. We cannot assure you that we will make any dividend payments on our shares in the future. Dividend payments will depend upon a number of factors, including our results of operations, earnings, capital requirements and surplus, general financial conditions, contractual restrictions and other factors considered relevant by our board.

Except as permitted under the Companies Law, as amended, of the Cayman Islands, or the Companies Law, and the common law of the Cayman Islands, we are not permitted to distribute dividends unless we have a profit, realized or unrealized, or a reserve set aside from profits which our directors determine is no longer needed. Our ability, or the ability of our subsidiaries, to pay dividends is further subject to restrictive covenants contained in the agreements governing indebtedness we and our subsidiaries may incur or have incurred. Such restrictive covenants include satisfaction of certain financial tests and conditions such as continued compliance with specified interest cover, cash cover and leverage ratios.

Substantial sales or perceived sales of our shares or ADSs in the public market could cause the price of our ADSs and shares to decline.

Sales of our ADSs or shares in the public market, or the perception that these sales could occur, could cause the market price of our shares and ADSs to decline. There is no assurance that Melco International or other shareholders will not sell all or a part of its ownership interest in us. Any sale of their interest may be subject to volume and other restrictions, as applicable, under Rule 144 under the Securities Act of 1933, or the Securities Act. To the extent these or other shares are sold into the market, the market price of our shares and ADSs could decline. Furthermore, purchases by UBS or its affiliates or agents of approximately 12,000,000 ADSs in the open market to be returned to stock lenders in conjunction with the termination and hedge unwind of a cash-settled swap transaction entered into with Crown Resorts in March 2017 may have the effect of increasing, or limiting a decrease in, the market price of our ADSs. The ADSs represent interests in our shares. We would, subject to market forces, expect there to be a close correlation in the price of our ADSs and the price of the shares and any factors contributing to a decline in one market is likely to result to a similar decline in another.

In addition, Melco International has the right to cause us to register the sale of their shares under the Securities Act, subject to the terms of the registration rights agreement with respect to our company. Registration of these shares under the Securities Act would result in these shares becoming eligible for deposit in exchange for freely tradable ADSs without restriction under the Securities Act immediately upon the effectiveness of the registration statement. Sales of these registered shares in the public market could cause the price of our share and ADSs to decline.

Any decision by us to raise further equity in the markets in the U.S., which would result in dilution to existing shareholders, could cause the price of our ADSs and shares to decline.

Holders of ADSs have fewer rights than shareholders and must act through the depositary to exercise those rights.

Holders of ADSs do not have the same rights of our shareholders and may only exercise the voting rights with respect to the underlying ordinary shares of the depositary and in accordance with the provisions of the deposit agreement. Advance notice of at least seven days is required for the convening of our annual general meeting and other shareholders meetings. When a general meeting is convened, you may not receive sufficient notice of a shareholders’ meeting to permit you to withdraw ordinary shares represented by your ADSs to allow you to cast your vote with respect to any specific matter. In addition, the depositary and its agents may not be able to send voting instructions to you or carry out your voting instructions in a timely manner. We will make all reasonable efforts to cause the depositary to extend voting rights to you in a timely manner, but we cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your ADSs. The depositary and its agents will not be responsible for any failure to carry out any instructions to vote, for the manner in which any vote is cast or for the effect of any such vote. As a result, you may not be able to exercise your right to vote and you may lack recourse if your ADSs are not voted as you requested. In addition, in your capacity as an ADS holder, you will not be able to convene a shareholder meeting.

You may be subject to limitations on transfers of your ADSs.

Your ADSs are transferable on the books of the depositary. However, the depositary may close its transfer books at any time or from time to time when it deems expedient in connection with the performance of its duties. In addition, the depositary may refuse to deliver, transfer or register transfers of ADSs generally when our books or the books of the depositary are closed, or at any time if we deem or the depositary deems it advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

Your right to participate in any future rights offerings may be limited, which may cause dilution to your holdings, and you may not receive cash dividends if it is unlawful or impractical to make them available to you.

We may from time to time distribute rights to our shareholders, including rights to acquire our securities. However, we cannot make rights available to you in the United States unless we register the rights and the securities to which the rights relate under the Securities Act or an exemption from the registration requirements is available. Also, under the deposit agreement, the depositary bank will not make rights available to you unless the distribution to ADS holders of both the rights and any related securities are either registered under the Securities Act, or exempted from registration under the Securities Act. We are under no obligation to file a registration statement with respect to any such rights or securities or to endeavor to cause such a registration statement to be declared effective. Moreover, we may not be able to establish an exemption from registration under the Securities Act. Accordingly, you may be unable to participate in our rights offerings and may experience dilution in your holdings.

In addition, the depositary of our ADSs has agreed to pay to you the cash dividends or other distributions it or the custodian receives on our ordinary shares or other deposited securities after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent. However, the depositary may, at its discretion, decide that it is unlawful, inequitable or impractical to make a distribution available to any holders of ADSs. For example, the depositary may determine that it is not practicable to distribute certain property through the mail, or that the value of certain distributions may be less than the cost of mailing them. In these cases, the depositary may decide not to distribute such property and you will not receive such distribution.

We are a Cayman Islands exempted company and, because judicial precedent regarding the rights of shareholders is more limited under Cayman Islands law than that under U.S. law, you may have less protection for your shareholder rights than you would under U.S. law.

Our corporate affairs are governed by our amended and restated memorandum and articles of association, the Companies Law and the common law of the Cayman Islands. The rights of shareholders to take action against our directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under the

Companies Law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as that from English common law, which has persuasive, but not binding, authority on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws than the United States. In addition, some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. Furthermore, Cayman Islands companies may not have standing to initiate a shareholder derivative action before the federal courts of the United States.

As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of our board or controlling shareholders than they would as shareholders of a U.S. public company.

You may have difficulty enforcing judgments obtained against us.

We are a Cayman Islands exempted company and substantially all of our assets are located outside of the United States. All of our current operations, and administrative and corporate functions are conducted in Macau, Hong Kong and the Philippines. In addition, substantially all of our directors and officers are nationals and residents of countries other than the United States. A substantial portion of the assets of these persons are located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon these persons. It may also be difficult for you to enforce in Cayman Islands, Macau, Hong Kong and Philippine courts judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors, most of whom are not residents in the United States and the substantial majority of whose assets are located outside of the United States. In addition, there is uncertainty as to whether the courts of the Cayman Islands, Macau, Hong Kong or the Philippines would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state. In addition, it is uncertain whether such Cayman Islands, Macau, Hong Kong or the Philippine courts would be competent to hear original actions brought in the Cayman Islands, Macau, Hong Kong or the Philippines against us or such persons predicated upon the securities laws of the United States or any state.

We may be classified as a passive foreign investment company for U.S. federal income tax purposes, which could result in adverse U.S. federal income tax consequences to U.S. Holders of our ADSs or ordinary shares.

Based on the current market price of our ADSs and ordinary shares, and the composition of our income, assets and operations, we do not believe we were a passive foreign investment company, or PFIC, for our taxable year ended December 31, 2016. However, the application of the PFIC rules is subject to uncertainty in several respects, and we cannot assure you that we will not be a PFIC for any taxable year. A non-U.S. corporation will be a PFIC for any taxable year if either (i) at least 75% of its gross income for such year is passive income or (ii) at least 50% of the value of its assets (based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income. A separate determination must be made after the close of each taxable year as to whether we were a PFIC for that year. Because the value of our assets for purposes of the PFIC test will generally be determined by reference to the market price of our ADSs and ordinary shares, a significant decrease in the market price of the ADSs and ordinary shares may cause us to become a PFIC. In addition, changes in the composition of our income or assets may cause us to become a PFIC. If we are a PFIC for any taxable year during which a U.S. Holder (as defined in the “Taxation” section in the accompanying prospectus) holds an ADS or ordinary share, certain adverse U.S. federal income tax consequences could apply to such U.S. Holder. For example, such U.S. Holder may incur a significantly increased U.S. federal income tax liability on the receipt of certain distributions on our ADSs or ordinary shares or on any gain recognized from a sale or other disposition of our ADSs or ordinary shares.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contain or incorporate by reference forward-looking statements that relate to our current expectations and views about future events. These statements relate to events that involve known and unknown risks, uncertainties and other factors, including those referenced under “Risk Factors,” which may cause our actual results, performance or achievements to be materially different from our future results, performance or achievements expressed or implied by the forward-looking statements.

Moreover, because we operate in a heavily regulated and evolving industry, may become highly leveraged, and operate in Macau, a high-growth market with intense competition and the Philippines, a market that is expected to experience growth over the next several years, we may become subject to new risks from time to time.

In some cases, these forward-looking statements can be identified by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “potential,” “continue,” “is/are likely to” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, among other things, statements relating to:

•	our ability to raise additional financing;

•	our future business development, results of operations and financial condition;

•	growth of the gaming market in and visitation to Macau and the Philippines;

•	our anticipated growth strategies;

•	the liberalization of travel restrictions on citizens of the People’s Republic of China and convertibility of the Renminbi;

•	the availability of credit for gaming patrons;

•	the uncertainty of tourist behavior related to spending and vacationing at casino resorts in Macau and the Philippines;

•	fluctuations in occupancy rates and average daily room rates in Macau and the Philippines;

•	increased competition and other planned casino hotel and resort projects in Macau and elsewhere in Asia, including in Macau from Sociedade de Jogos de Macau, S.A., Venetian Macau, S.A., Wynn Resorts (Macau) S.A., Galaxy Casino, S.A. and MGM Grand Paradise, S.A.;

•	the formal grant of an occupancy permit for certain areas of City of Dreams that remain under construction or development;

•	our ability to develop the additional land on which Studio City is located in accordance with Studio City land concession requirements, our business plan, completion time and within budget and to obtain an extension of the development period for such additional development;

•	the development of Morpheus, the fifth hotel tower of City of Dreams;

•	our entering into new development and construction projects and new ventures in or outside of Macau or the Philippines;

•	construction cost estimates for our development projects, including projected variances from budgeted costs;

•	government regulation of the casino industry, including gaming table allocation, gaming license approvals and the legalization of gaming in other jurisdictions;

•	the completion of infrastructure projects in Macau and the Philippines; and

•	the outcome of any current and future litigation.

The forward-looking statements made or incorporated by reference in this prospectus supplement and the accompanying prospectus relate only to events or information as of the date on which the statements are made.

Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, or to reflect the occurrence of unanticipated events. You should read this prospectus supplement, the accompanying prospectus, the documents that we incorporate by reference and the registration statement of which this prospectus supplement and accompanying prospectus are part, completely and with the understanding that our actual future results may be materially different from what we expect.

USE OF PROCEEDS

We expect to receive net proceeds from the registered offerings of approximately US$            million. We intend to use the net proceeds solely to effect the repurchase of 165,303,544 ordinary shares from Crown Asia.

MARKET PRICE INFORMATION

The following table provides the high and low trading prices for our ADSs on the Nasdaq Global Select Market for the periods indicated.

	Sales Price
	High	Low
	(U.S. dollars)
Monthly High and Low
May 2017 (through May 5)	23.50	21.91
April 2017	22.25	18.78

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2017. The historical data in the table is derived from, and should be read in conjunction with, unaudited condensed consolidated financial information for the three months ended March 31, 2016 and 2017 incorporated by reference in this prospectus supplement.

As of March 31, 2017
(unaudited)
(in thousands of U.S. dollars)
Long-term indebtedness:
Long-term debt, net	3,660,102

Total long-term indebtedness	3,660,102

Shareholders’ equity
Ordinary shares	14,759
Treasury shares	(89)
Additional paid-in capital	2,787,277
Accumulated other comprehensive losses	(25,232)
Accumulated losses	(4,814)

Total Melco Resorts & Entertainment Limited shareholders’ equity	2,771,901
Noncontrolling interests	468,512

Total equity	3,240,413

Total capitalization	6,900,515

There has been no material change in our long-term indebtedness and shareholders’ equity since March 31, 2017.

We continue to explore opportunities, and may from time to time seek, to obtain new financings or refinance our outstanding debt through the international markets. Any such financing, and our evaluation thereof, will depend on the prevailing market conditions, our liquidity requirements, contractual restrictions and other factors. The amounts involved may be material.

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership of our ordinary shares as of May 5, 2017, by:

•	each of our directors and executive officers; and

•	each person known to us to own beneficially more than 5.0% of our ordinary shares.

The calculations in the table below are based on 1,478,429,244 ordinary shares issued and outstanding as of May 5, 2017. The table below also presents information to give effect to the completion of the registered offerings and the concurrent share repurchase.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant, or other right or the conversion of any other security.

	Ordinary shares beneficially owned prior to the registered offerings and concurrent share repurchase			Ordinary shares being sold in the registered offerings and concurrent share repurchase		Ordinary shares beneficially owned after the registered offerings and concurrent share repurchase
	Number		%	Number	%	Number		%
Directors and Executive Officers
Lawrence Yau Lung Ho	757,229,043	(1)	51.2	—	—	757,229,043	(1)	51.2
	9,857,846	(2)	0.7	—	—	9,857,846	(2)	0.7
Robert John Rankin(3)	*		*	—	—	*		*
Clarence Yuk Man Chung	*		*	—	—	*		*
Evan Andrew Winkler	—		—	—	—	—		—
Alec Yiu Wa Tsui	*		*	—	—	*		*
Thomas Jefferson Wu	*		*	—	—	*		*
John William Crawford	—		—	—	—	—		—
Geoffrey Stuart Davis	*		*	—	—	*		*
Stephanie Cheung	*		*	—	—	*		*
Akiko Takahashi	*		*	—	—	*		*
Jaya Jesudason	*		*	—	—	*		*
Directors and executive officers as a group	771,064,993		51.7	—	—	771,064,993		51.7
Major Shareholders
Melco Leisure and Entertainment Group Limited(4)	757,229,043		51.2	—	—	757,229,043		51.2
Crown Asia Investments Pty Ltd(5)	165,303,544		11.2	165,303,544	11.2	—		—
Harris Associates L.P.(6)	92,458,506		6.3	—	—	92,458,506		6.3
OppenheimerFunds, Inc.(7)	81,278,448		5.5	—	—	81,278,448		5.5

*	Less than 1%.
(1)	Represents ordinary shares beneficially owned by Mr. Lawrence Ho through Melco Leisure and includes 81,995,799 ordinary shares (representing 27,331,933 ADSs) loaned by Melco Leisure under the securities loan agreements between Melco Leisure and the dealers.
(2)	Represents 9,857,846 ordinary shares in which Mr. Lawrence Ho had a direct interest as of May 5, 2017, of which 9,857,846 ordinary shares are in the form of share options exercisable within 60 days and restricted shares granted under our 2006 and 2011 Share Incentive Plans.
(3)	Mr. Robert Rankin is a Crown Asia nominee director and is also a director of Crown Resorts, a parent company of Crown Asia. In connection with our repurchase of shares from Crown Asia, Mr. Robert Rankin will resign from our company’s board of directors, with effect from the completion of the repurchase.

(4)	As of May 5, 2017 Mr. Lawrence Yau Lung Ho, our chairman, chief executive officer and executive director as well as the chairman, chief executive officer and executive director of Melco International, personally holds 34,939,132 ordinary shares of Melco International, representing approximately 2.26% of Melco International’s ordinary shares outstanding. In addition, 119,303,024 ordinary shares of Melco International are held by Lasting Legend Ltd., 294,527,606 ordinary shares of Melco International are held by Better Joy Overseas Ltd., 50,830,447 ordinary shares of Melco International are held by Mighty Dragon Developments Limited, 7,294,000 ordinary shares of Melco International are held by The L3G Capital Trust and 1,566,000 ordinary shares of Melco International are held by Maple Peak Investments Inc., representing approximately 7.72%, 19.07%, 3.29%, 0.47% and 0.10% of Melco International’s shares, all of which companies are owned by persons and/or trusts affiliated with Mr. Ho. Mr. Ho also has interest in Great Respect Limited, a company controlled by a discretionary family trust, the beneficiaries of which include Mr. Ho and his immediate family members and held 306,382,187 ordinary shares of Melco International, representing 19.834% of Melco International’s shares. Therefore, we believe that Mr. Ho beneficially owns an aggregate of 814,842,396 ordinary shares of Melco International, representing approximately 52.75% of Melco International’s ordinary shares outstanding. Melco Leisure is a direct wholly-owned subsidiary of Melco International.
(5)	Includes 81,995,799 ordinary shares held by Crown Asia as of May 5, 2017, which is the number of ordinary shares equal to the number of ADSs loaned by Melco Leisure under the securities loan agreements between Melco International and the dealers. In connection with the cash-settled swap transactions entered into by Crown Asia in December 2016, Crown Asia and Crown Resorts have agreed to retain legal and beneficial ownership of a number of ordinary shares equal to the number of ordinary shares represented by the ADSs loaned by Melco Leisure under the securities loan agreements and to vote such ordinary shares in a manner identical to Melco International. Crown Asia Investments is a direct wholly-owned subsidiary of Crown Entertainment Group Holdings and Crown Entertainment Group Holdings is a wholly-owned subsidiary of Crown Resorts. As of May 5, 2017 and based on publicly available information, Crown Resorts was approximately 48.2% owned by Consolidated Press Holdings Pty Limited and its related entities, which is a group related to Mr. James Packer. The address of Crown Resorts, Crown Entertainment Group Holdings and Crown Asia is Level 3, Crown Towers, 8 Whiteman Street, Southbank, Victoria 3006, Australia. Crown Resorts is listed on the Australian Stock Exchange.
(6)	Reflects 92,458,506 ordinary shares represented by ADSs. Information regarding beneficial ownership is reported as of December 31, 2016 and is based on the information contained in the Schedule 13G filed by Harris Associates L.P. and Harris Associates Inc. with the SEC on March 15, 2017. The address for each of Harris Associates L.P. and Harris Associates Inc. is 111 S. Wacker Drive, Suite 4600, Chicago IL 60606.
(7)	Reflects 81,278,448 ordinary shares represented by ADSs. Information regarding beneficial ownership is reported as of December 31, 2016 and is based on the information contained in the Schedule 13G filed by OppenheimerFunds, Inc. with the SEC on February 7, 2017. The address for OppenheimerFunds, Inc. is 225 Liberty Street New York, NY 10281.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated May             , 2017, we have agreed to sell to the underwriters and the underwriters have agreed to purchase an aggregate of 81,995,799 ordinary shares and 27,769,248 ADSs (representing 83,307,744 ordinary shares) in the respective numbers set forth in the table below. The underwriters will resell an aggregate of 15,769,248 of those ADSs in the public offering. In addition, we have been advised that this prospectus supplement will also be used in connection with the purchase and sale of 12,000,000 ADSs by UBS, in its capacity as underwriter, which will be offered from time to time after the public offering pursuant to block sales, on the Nasdaq Global Select Market, in the over-the-counter market or in negotiated transactions at market prices prevailing at the time of sale or at negotiated prices. See “— March Swap Transaction and Additional Offering by UBS or its Affiliates” below for more information. We have also been advised that the underwriters, as an agent for, or as principal for resale to, certain of the underwriters’ affiliates, will purchase 81,995,799 ordinary shares and will instruct us to deliver such shares to Melco Leisure and Entertainment Group Limited to satisfy such underwriters’ affiliates’ return obligations under existing securities loan agreements with Melco Leisure and Entertainment Group Limited, entered into in connection with hedging the exposure of certain of the underwriters’ affiliates (the “dealers”) under the cash-settled swap transactions described below under “— December Swap Transactions and Purchase of Ordinary Shares”.

Name	Number of shares	Total ADSs
Deutsche Bank Securities Inc.	27,331,932	5,256,416
UBS Securities LLC	27,331,935	17,256,416
Morgan Stanley & Co. LLC	27,331,932	5,256,416

Total	81,995,799	27,769,248

The underwriting agreement provides that the underwriters’ obligation to purchase ADSs and ordinary shares from us is subject to the satisfaction of the conditions contained therein, including our consummating the share repurchase with Crown Asia in respect of 165,303,544 ordinary shares. See “Prospectus Supplement Summary — The Offering — Concurrent Transaction”. The underwriters are committed to take and pay for all of the ADSs and ordinary shares being offered by us, if any are taken.

The underwriters may offer the ADSs from time to time for sale in one or more transactions on the Nasdaq Global Select Market, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. In connection with the sale of the ADSs offered hereby, the underwriters may be deemed to have received compensation in the form of an underwriting discount. The underwriters may effect such transactions by selling ADSs to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or purchasers of shares for whom they may act as agents or to whom they may sell as principal.

Crown Asia, or its parent, will effectively bear all of our expenses in connection with the registered offerings. See “Expenses.” Crown Asia, or its parent, has agreed to reimburse the underwriters and dealers up to US$805,000 in respect of legal fees related to the registered offerings and the December and March swap unwind transactions.

December Swap Transactions and Purchase of Ordinary Shares

In December 2016, Crown Asia entered into cash-settled swap transactions (the “December Swap Transactions”) relating to a fixed number of our ADSs (subject to anti-dilution and similar adjustments) with the dealers. In connection with the execution of the December Swap Transactions and hedging their exposure thereunder, the dealers or their respective affiliates borrowed from Melco Leisure and Entertainment Group Limited and sold in a public offering an aggregate of 27,331,933 ADSs through the underwriters.

Crown Asia and the dealers have agreed to terminate the December Swap Transactions. The underwriters, as agent for, or as principal for resale to, the dealers or their affiliates, will purchase 81,995,799 ordinary shares from us pursuant to the underwriting agreement and will instruct us to deliver those ordinary shares to Melco Leisure and Entertainment Group Limited in satisfaction of such dealers’ or their affiliates’ return obligations for a number of ADSs representing 81,995,799 ordinary shares loaned to the dealers or their affiliates in conjunction with the termination and hedge unwind of the December Swap Transactions. The ordinary shares being purchased for this purpose will not be included in the public offering.

March Swap Transaction and Additional Offering by UBS or its Affiliates

In March 2017, Crown Resorts entered into a cash-settled swap transaction (the “March Swap Transaction”) relating to a fixed number of our ADSs (subject to anti-dilution and similar adjustments) with UBS AG, London Branch (one of the dealers). In connection with the execution of the March Swap Transaction, UBS AG, London Branch or an affiliate, borrowed from stock lenders in the market and sold, in transactions exempt from registration under the Securities Act of 1933, as amended, an aggregate of 12,000,000 ADSs.

Crown Resorts and UBS AG, London Branch have agreed to terminate the March Swap Transaction. In connection with that termination, UBS, or its affiliates or agents, will purchase and offer for sale an aggregate amount of 12,000,000 additional ADSs using this prospectus supplement. The additional ADSs will not be included in the public offering.

UBS, or its affiliates or agents, propose to offer the additional ADSs from time to time after the public offering, pursuant to block sales, on the Nasdaq Global Select Market, in the over-the-counter market or in negotiated transactions at market prices prevailing at the time of sale or at negotiated prices. In connection with the sale of these ADSs, UBS, or its affiliates or agents, may effect such transactions by selling the ADSs to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from those affiliates and/or from purchasers of ADSs for whom the dealers may act as agents or to whom they may sell as principals. We have been advised that over the same period in which the 12,000,000 additional ADSs are being offered and sold by UBS or its affiliates or agents, it or its affiliates or such agents expect to purchase approximately 12,000,000 of ADSs in the open market to return to stock lenders in conjunction with the termination and hedge unwind of the March Swap Transaction.

Lock-Up Agreements

We have agreed that, subject to certain exceptions, without the prior written consent of Deutsche Bank Securities Inc., UBS Securities LLC and Morgan Stanley & Co. LLC, we will not directly or indirectly, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or file (or participate in the filing of) a registration statement with the SEC in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any ADSs or the underlying shares or any other securities of our company that are substantially similar to ADSs or the underlying shares, or any securities convertible into or exchangeable or exercisable for, or any warrants or other rights to purchase, the foregoing, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of ADSs or the underlying shares or any other securities of our company that are substantially similar to ADSs or the underlying shares, or any securities convertible into or exchangeable or exercisable for, or any warrants or other rights to purchase, the foregoing, whether any such transaction is to be settled by delivery of ADSs or the underlying shares or such other securities, in cash or otherwise or (iii) publicly announce an intention to effect any transaction specified in clause (i) or (ii), for a period of 30 days after the date of this prospectus supplement.

The underwriters may release the ADSs, the ordinary shares and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release ADSs, ordinary shares and other securities from lock-up agreements, the underwriters will consider, among other factors, the holder’s reasons for requesting the release, the number of ordinary shares and other securities for which the release is being requested and market conditions at the time.

Indemnification

We have agreed to indemnify the underwriters, the dealers and their controlling persons against certain liabilities, including liabilities under the Securities Act of 1933.

Stabilization, Short Positions and Passive Market Making

In connection with the offering, the underwriters may purchase and sell ADSs in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of ADSs than it is required to purchase in the offering. The underwriters must close out any short position by purchasing ADSs in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of ADSs made by the underwriters in the open market prior to the completion of the offering.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our ADSs, and may stabilize, maintain or otherwise affect the market price of the ADSs. As a result, the price of the ADSs may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the Nasdaq Global Select Market, in the over-the-counter market or otherwise.

In connection with the registered offerings, underwriters and selling group members may engage in passive market making transactions in the ADSs on the Nasdaq Global Select Market in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of ADSs and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid that bid must then be lowered when specified purchase limits are exceeded. Passive market making may cause the price of our ADSs to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriters and Dealers are not required to engage in passive market making and may end passive market making activities at any time.

Neither we, the dealers, nor any underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the ADSs. In addition, neither we, the dealers, nor any underwriter makes any representation that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distribution

A prospectus supplement and the accompanying prospectus may be made available in electric format on the Internet sites or through other online services maintained by the underwriters, or by their respective affiliates. In those cases, prospective investors may view offering terms online and prospective investors may be allowed to place orders online.

Other than the prospectus supplement and the accompanying prospectus in electronic format, the information on the website and any information contained in any other website maintained by the underwriters is not part of the prospectus supplement, accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus form a part, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.

Discretionary Sales

The underwriters have informed us that they do not intend to confirm sales to discretionary accounts that exceed 5% of the total number of ADSs offered by them.

Listing

Our ADSs are listed on the Nasdaq Global Select Market under the symbol “MLCO”.

Relationships with Underwriters and Dealers

The underwriters, the dealers and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.

Certain of the underwriters, the dealers and their respective affiliates have, from time to time, performed, and may in the future perform investment banking and advisory services for us from time to time for which they received or may in the future receive customary fees and expenses. In the ordinary course of their various business activities, the underwriters, the dealers and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and may at any time hold long and short positions in such securities and instruments, and such investment and securities activities may involve securities and/or instruments of our company.

The underwriters, the dealers and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Certain of the affiliates of Deutsche Bank Securities Inc., one of the underwriters in the registered offerings, are agents or lenders under a HK$3.90 billion (equivalent to approximately US$500 million) term loan facility and a HK$9.75 billion (equivalent to approximately US$1.25 billion) revolving credit facility with Melco Crown (Macau) Limited. In addition, an affiliate of Deutsche Bank Securities Inc. acted as an initial purchaser in the offering in November 2016 by Studio City Company Limited of US$350 million aggregate principal amount of 5.875% senior secured notes due 2019 and US$850 million aggregate principal amount of 7.250% senior secured notes due 2021.

Extended Settlement

The underwriters expect to deliver the ADSs sold in the public offer on or about            , 2017, which will be the fifth business day following the date of this prospectus supplement (such settlement being referred to as “T+5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are currently required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade their ADSs prior to the third business day preceding the date of delivery of the ADSs referenced above will be required, by virtue of the fact that the ADSs initially will settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers who wish to trade their ADSs prior to the third business day preceding the date of delivery of the ADSs referenced above should consult their advisors.

Selling Restrictions

Notice to Prospective Investors in Australia

This document does not constitute a prospectus or other disclosure document under the Corporations Act 2001 (Cth) (“Australian Corporations Act”) and does not purport to include the information required of a disclosure document under the Australian Corporations Act. This document has not been, and will not be, lodged with the Australian Securities and Investments Commission (whether as a disclosure document under the Australian Corporations Act or otherwise). Any offer in Australia of any securities under this document or otherwise may only be made to a person who is a “wholesale client” (within the meaning of section 761G of the Australian Corporations Act) and either a “sophisticated investor” (within the meaning of section 708(8) of the Australian Corporations Act), a “professional investor” (within the meaning of section 708(11) of the Australian Corporations Act) or a person to whom another exemption under section 708 of the Australian Corporations Act applies so that it is lawful to offer such securities to them in Australia without disclosure under Part 6D.2 of the Australian Corporations Act.

Any offer for on-sale of any securities that is received in Australia within 12 months after their sale under this document is likely to need a prospectus under Part 6D.2 of the Australian Corporations Act, unless such offer for on-sale in Australia is conducted in reliance on an exemption under section 708 of the Australian Corporations Act. Any persons acquiring such securities should observe such Australian on-sale restrictions.

Neither we nor the underwriters are licensed in Australia to provide financial product advice in relation to any securities. Any advice contained in this document is general advice only. This document has been prepared without taking account of any investor’s objectives, financial situation or needs, and before making an investment decision on the basis of this document, investors should consider the appropriateness of the information in this document, having regard to their own objectives, financial situation and needs. No cooling off period applies to an acquisition of such securities.

Notice to Prospective Investors in Canada

Securities may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of such securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this document (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non- Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the Underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with the registered offerings.

Notice to Prospective Investors in China

This document has not been and will not be circulated or distributed in the People’s Republic of China, and securities may not be offered or sold, and will not be offered or sold to any person for re-offering or resale, directly or indirectly, to any resident of the People’s Republic of China except pursuant to applicable laws and regulations of the People’s Republic of China. For the purpose of this paragraph, People’s Republic of China does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Notice to Prospective Investors in European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each a “Relevant Member State”), no securities have been offered or will be offered pursuant to the offer to the public in that Relevant Member State prior to the publication of a prospectus in relation to such securities which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State, all in accordance with the Prospectus Directive, except that offers of such securities may be made to the public in that Relevant Member State at any time under the following exemptions under the Prospectus Directive, if they are implemented in that Relevant Member State:

•	to any legal entity which is a “qualified investor” as defined under the Prospectus Directive;

•	to fewer than 100, or if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons in a Relevant Member State (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the Underwriters; or

•	in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3(2) of the Prospectus Directive, provided that no such offer of such securities shall result in a requirement for the publication of a prospectus pursuant to Article 3 of the Prospectus Directive or of a supplement to a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any such securities to be offered so as to enable an investor to decide to purchase any such securities, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State. The expression “Prospectus Directive” means Directive 2003/71/EC (with amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state) and includes any relevant implementing measure in each relevant member state. The expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in Hong Kong

This document has not been approved by or registered with the Securities and Futures Commission of Hong Kong or the Registrar of Companies of Hong Kong. No person may offer or sell in Hong Kong, by means of any document, any securities other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance, or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No person may issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to any securities which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to such securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

No securities have been and will be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended; the FIEA) and each Underwriters has represented and agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or entity organized under the laws of Japan), or to others for reoffering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Singapore

Each Underwriter has acknowledged that this document has not been and will not be registered as a prospectus with the Monetary Authority of Singapore and the securities will be offered pursuant to exemptions under the Securities and Futures Act, Chapter 289 of Singapore (the SFA). Accordingly, this document and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of any securities may not be circulated or distributed, nor may the such securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (1) to an institutional investor under Section 27 4 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”); (2) to a relevant person pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA or (3) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where any securities are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) (as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the securities under Section 275 of the SFA except:

•	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

•	where no consideration is or will be given for the transfer;

•	where the transfer is by operation of law;

•	as specified in Section 276(7) of the SFA;

or as specified in Regulation 32 of the Securities and Futures (Offers and Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Notice to Prospective Investors in United Arab Emirates (excluding the Dubai International Financial Centre)

No securities has been and will not be offered, sold or publicly promoted or advertised by it in the United Arab Emirates other than in compliance with any laws applicable in the United Arab Emirates governing the issue, offering and sale of securities.

Notice to Prospective Investors in Dubai International Financial Centre

No securities have been and will not be offered to any person in the Dubai International Financial Centre unless such offer is:

•	an “Exempt Offer” for the purposes of the Markets Rules 2012 of the Dubai Financial Services Authority (the “DFSA”); and

•	made only to persons who meet the Professional Client criteria set out in Rule 2.3.2 of the DFSA Conduct of Business.

Notice to Prospective Investors in United Kingdom

Provisions under “— Notice to Prospective Investors in European Economic Area” apply with the additional provisions set forth below.

Each Underwriter has represented, warranted and agreed that:

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (the “FSMA”)) received by it in connection with the issue or sale of any securities in circumstances in which Section 21(1) of the FSMA does not apply to us; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to such securities in, from or otherwise involving the United Kingdom.

EXPENSES

The following table sets forth the estimated costs and expenses, other than underwriting discounts and commissions, related to the registered offerings.

With the exception of the SEC registration fee, all amounts are estimates.

SEC registration fee	US$	143,350
Printing expenses		100,000
Legal fees and expenses		1,110,000
Accounting fees and expenses		215,000
Depositary fees		1,388,460
Miscellaneous expenses		11,000

Total	US$	2,967,810

LEGAL MATTERS

We are being represented by Latham & Watkins LLP with respect to certain legal matters as to United States federal securities and New York state law. The validity of the ordinary shares represented by the ADSs offered in the registered offerings and certain other legal matters as to Cayman Islands law will be passed upon for us by Walkers.

Certain legal matters relating to the registered offerings will be passed upon for the underwriters by White & Case LLP as to United States federal securities and New York state law. Davis Polk & Wardwell LLP acted as counsel to the dealers relating to the swap transactions. Cleary Gottlieb Steen & Hamilton LLP acted as counsel to Crown Asia in connection with its resale of the ordinary shares to us.

EXPERTS

The consolidated financial statements incorporated in this prospectus supplement by reference from our company’s annual report on Form 20-F for the year ended December 31, 2016 and the effectiveness of Melco Resorts & Entertainment Limited’s internal control over financial reporting have been audited by Deloitte Touche Tohmatsu, an independent registered public accounting firm, as stated in their reports which are incorporated by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm upon their authority as experts in auditing and accounting.

The offices of Deloitte Touche Tohmatsu are located at 35th Floor, One Pacific Place, 88 Queensway, Hong Kong.

PROSPECTUS

Melco Crown Entertainment Limited

(incorporated in the Cayman Islands with limited liability)

American Depositary Shares

(each representing three Ordinary Shares)

and Ordinary Shares

This prospectus relates to the proposed sale from time to time by us or any selling shareholder of ADSs or ordinary shares of Melco Crown Entertainment Limited. Each ADS represents three ordinary shares of Melco Crown Entertainment Limited. We will not receive any proceeds from the sale of ADSs or ordinary shares by any selling shareholder.

This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement that will describe the method and terms of the offering. We will provide the specific terms of any offering and the offered securities, as well as information about the selling shareholders, if any, in one or more supplements to this prospectus. We or any selling shareholder may sell these securities directly, through agents designated from time to time or through underwriters or dealers. If any of our agents or any underwriters are involved in the sale of securities, we will include the names of those agents or underwriters and any commissions or discounts they may receive in the applicable prospectus supplement. Any prospectus supplement may also add, update or change information contained in this prospectus.

Our ADSs are listed on the Nasdaq Global Select Market under the symbol “MPEL”.

Investing in our ADSs or ordinary shares involves risks. See “Risk Factors” beginning on page 3 of this prospectus and any similar section contained or incorporated by reference in the applicable prospectus supplement concerning factors you should consider before investing in our ADSs or ordinary shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 14, 2016

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ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the SEC using a “shelf” registration process as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act. Under the automatic shelf registration process, we and the selling shareholders may, over time, sell the securities described in this prospectus or in any applicable prospectus supplement in one or more offerings. This prospectus provides you with a general description of the securities we and the selling shareholders may offer. As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. Each time we or the selling shareholders sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the selling shareholders. A prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the next heading “Where You Can Find More Information; Incorporation of Documents by Reference” before considering an investment in the securities offered by that prospectus supplement.

Neither we nor the selling shareholders have authorized any other person to provide you with different or additional information other than that contained in or incorporated by reference into this prospectus. Neither we nor the selling shareholders take any responsibility for, or make any assurance as to the reliability of, any other information that others may give you. Neither we nor the selling shareholders are offering to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION

OF DOCUMENTS BY REFERENCE

Available Information

We are subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934. Under the Exchange Act, we file annual reports and other information with the SEC. As a foreign private issuer, we are exempt from, among other things, the rules under the Exchange Act prescribing the furnishing and content of proxy statements and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

The public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information about issuers, such as us, who file electronically with the SEC. The address of that site is www.sec.gov.

Our website address is www.melco-crown.com. The information on or accessible through our website, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC, as provided above.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document separately filed with or

ii

furnished to the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with or, to the extent expressly incorporated by reference into this prospectus, furnish, to the SEC, will automatically update and supersede that information. Any statement contained in a previously filed or furnished document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with or furnished to the SEC:

•	the description of our ordinary shares contained in amendment no. 1 to our registration statement on Form 8-A (File No. 001-33178) filed with the SEC on December 5, 2011 and any amendment or report filed with the SEC for the purpose of updating the description;

•	our annual report on Form 20-F for the year ended December 31, 2015 filed with the SEC on April 12, 2016, with the exception of our consolidated financial statements as of December 31, 2014 and 2015 and for the years ended December 31, 2013, 2014 and 2015, and selected consolidated balance sheet data as of December 31, 2011 to 2015;

•	our report on Form 6-K and the exhibits thereto furnished to the SEC on December 14, 2016, which contain our audited consolidated financial statements as of December 31, 2014 and 2015 and for the years ended December 31, 2013, 2014 and 2015, updated to reflect our retrospective adoption in 2016 of the new guidance on simplifying the presentation of debt issuance costs issued by the Financial Accounting Standards Board;

•	our report on Form 6-K and the exhibits thereto furnished to the SEC on December 14, 2016, which contain (1) our unaudited condensed consolidated financial statements for the nine months ended September 30, 2015 and 2016 required under Item 8.A of Form 20-F, and (2) management discussion and analysis for the nine months ended September 30, 2015 and 2016, as well as updated financial data for prior periods to reflect our retrospective adoption in 2016 of new guidance referred to above; and

•	our reports on Form 6-K and the exhibits thereto furnished to the SEC on May 4, 2016 (Accession No. 0001193125-16-576166), August 3, 2016, and November 8, 2016, respectively, which contain information on changes in our shareholders and management.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the SEC and certain reports on Form 6-K that we furnish to the SEC after the date of this prospectus (to the extent that any reports on Form 6-K state that they are incorporated by reference into this prospectus) prior to the termination of the offering of securities under this prospectus. In all cases, you should rely on the later information over different information included in this prospectus or any accompanying prospectus supplement.

Unless expressly incorporated by reference, nothing in this prospectus will be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specifically incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, to whom a copy of this prospectus is delivered on the written or oral request of that person made to:

Melco Crown Entertainment Limited

36th Floor, The Centrium

60 Wyndham Street

Central, Hong Kong

Phone: +852-2598-3600

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OUR COMPANY

Unless otherwise indicated or the context otherwise requires and for the purposes of this prospectus, “we,” “us,” “our” and “our company” refer to Melco Crown Entertainment Limited and, as the context requires, its consolidated subsidiaries.

Overview

We are a developer, owner and operator of casino gaming and entertainment casino resort facilities in Asia. We currently have three major casino-based operations in Macau, namely, City of Dreams, Altira Macau and Studio City, and non-casino-based slot machine operations in Macau at our Mocha Clubs. We also have a casino-based operation in the Philippines, City of Dreams Manila.

We are developing Morpheus, the fifth hotel tower at City of Dreams in Cotai, Macau, and are currently reviewing the development plan and schedule for the remaining undeveloped land at Studio City. We plan to develop Morpheus into an iconic landmark and target its opening in 2018. With 1.0 million square feet of hotel space and 0.5 million square feet of podium space, Morpheus is expected to house approximately 780 rooms, suites and villas.

Our current and future operations are designed to cater to a broad spectrum of gaming patrons, from high-stakes rolling chip gaming patrons to gaming patrons seeking a broader entertainment experience. We currently own and operate two Forbes 5-Star hotels in Macau: Altira Macau and Crown Towers. We seek to attract patrons throughout Asia and, in particular, from Greater China.

In the Philippines, MCE Leisure (Philippines) Corporation, a subsidiary of Melco Crown (Philippines) Resorts Corporation, currently operates and manages City of Dreams Manila, a casino, hotel, retail and entertainment integrated resort in the Entertainment City complex in Manila.

We generated a major portion of the total revenues for the year ended December 31, 2015 and the nine months ended September 30, 2016 from our operations in Macau, the principal market in which we compete.

Recent Developments

In May 2016, we repurchased 155 million ordinary shares from our substantial shareholder Crown Asia Investments Pty Ltd, a wholly owned subsidiary of Crown Resorts Limited (“Crown”). Following completion of the repurchase, Melco International Development Limited (“Melco”), a company listed on the Main Board of The Stock Exchange of Hong Kong Limited, became our single largest shareholder. Mr. James Packer resigned from his position as Co-Chairman and became the Deputy Chairman of our board of directors, and Mr. Todd Nisbet resigned as a director. Our articles of association were amended to provide for a board of nine directors. Our board now comprises three nominees of Melco, two nominees of Crown and four independent directors. Mr. Lawrence Ho is the Chairman of our board of directors.

On December 14, 2016, Crown Asia Investments Pty Ltd agreed to sell, subject to Macau regulatory approval, 198,000,000 ordinary shares, or 13.4% of our outstanding ordinary shares, to Melco Leisure and Entertainment Group Limited, a wholly owned subsidiary of Melco, in a privately negotiated sale outside the United States in reliance on Regulation S. The aggregate purchase price is approximately US$1.2 billion, subject to upward adjustments for interest thereon if closing occurs after March 1, 2017. Melco Leisure and Entertainment Group Limited will pay a deposit of US$100 million that is refundable only if the sale and purchase agreement is terminated prior to closing due to the seller’s default. The closing of the sale is conditional upon the receipt of Macau regulatory approval and the availability of financing to the buyer. Any such financing may require a pledge of our ordinary shares or ADSs held by Melco Leisure and Entertainment Group Limited as collateral.

In conjunction with this sale, Melco and Crown amended, with effect from the payment of the deposit, their shareholders’ deed relating to our company to provide for an increase in the nominees of Melco on our board of directors from three to four, a decrease in the nominees of Crown from two to one, and the number of independent directors remaining at four. The amended shareholders’ deed also provides that our right to use “Crown” in our corporate name will terminate six months after the closing of the private sale.

Mr. James Packer, a Crown nominee director and our Deputy Chairman, will resign from our company with effect from December 15, 2016 after the payment of the deposit. We expect that a director nominated by Melco to fill the board vacancy will be appointed in due course in accordance with our corporate governance policies.

The terms of the land concession contract for Studio City require us to fully develop the land on which the property is located by July 24, 2018. In October 2016, we filed an application with the Macau government requesting an extension of the development period for the additional development on the land on which Studio City is located, which is expected to include a hotel and related amenities. The application is currently under review by the Macau government. There can be no assurances that we will be granted the necessary extension or that the Macau government will not exercise its right to terminate the land grant, either partially with respect to the undeveloped part of the site or in its entirety, and we could lose all or substantially all of our investment in Studio City and may not be able to operate Studio City, which would materially adversely affect our business, results of operations and financial condition.

While Studio City continues to focus on the mass market segment for gaming, VIP rolling chip operations, including both junket and premium direct VIP offerings, were introduced at Studio City in early November 2016. A VIP rolling chip area has been built at Studio City within which we operate up to 33 VIP tables allocated to Melco Crown (Macau) Limited, our subsidiary and the holder of our gaming subconcession, by the Macau government.

On November 30, 2016, our indirect, 60% subsidiary Studio City Company Limited issued US$350 million aggregate principal amount of 5.875% senior secured notes due 2019 and US$850 million aggregate principal amount of 7.25% senior secured notes due 2021, the net proceeds of which, together with cash on hand, were used to repay in full Studio City’s then-existing HK$10,855,880,000 senior secured credit facilities (except for the HK$1 million equivalent rolled over into the term loan facility referred to below). The notes are guaranteed by Studio City Investments Limited, the direct parent of Studio City Company Limited, and all of the subsidiaries of Studio City Investments Limited (other than Studio City Company Limited, the issuer of the notes), and secured by substantially all of the material assets of Studio City Investments Limited and its subsidiaries. Studio City Company Limited also entered into an amendment and restatement agreement on November 23, 2016 with, among others, Bank of China Limited, Macau Branch, which, upon the satisfaction of certain conditions precedent, amended, restated and extended the then-existing senior secured credit facilities (the balance of which was repaid as described above) to provide for a new HK$233 million revolving credit facility and a HK$1 million term loan facility. The amended, restated and extended senior secured credit facilities are guaranteed by the same entities that guarantee the notes and secured by substantially the same collateral as those securing the notes, with priority over the notes with respect to any proceeds received upon any enforcement action against the common collateral.

Our Studio City operations sit within a separate, ring-fenced credit group, and the debt obligations related to Studio City are not guaranteed by its shareholders. As such, we are not contractually required to provide any additional financial support to Studio City with respect to its debt obligations.

Corporate Information

Our principal executive offices are located at 36th Floor, The Centrium, 60 Wyndham Street, Central, Hong Kong, and our telephone number is +852-2598-3600. Our website is www.melco-crown.com. The information on our website is not incorporated by reference into this prospectus, and you should not consider information contained on our website to be a part of this prospectus. Our agent for service of process in the United States is Law Debenture Corporate Services Inc., 400 Madison Avenue, 4th Floor, New York, New York 10017.

RISK FACTORS

Investing in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves significant risks. You should carefully consider the risk factors set forth in our most recent Annual Report on Form 20-F incorporated by reference into this prospectus and in our updates, if any, to those risk factors in our reports on Form 6-K, and all other information contained or incorporated by reference into this prospectus and the risk factors and other information contained in the applicable prospectus supplement, before deciding whether to invest in any such securities. Any of these risks could cause you to lose all or part of your investment in the offered securities. For more information, see “Where You Can Find More Information; Incorporation of Documents by Reference.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and accompanying prospectus supplements contain or incorporate by reference forward-looking statements that relate to our current expectations and views about future events. These statements relate to events that involve known and unknown risks, uncertainties and other factors, including those referenced under “Risk Factors,” that may cause our actual results, performance or achievements to be materially different from our future results, performance or achievements expressed or implied by the forward-looking statements. Moreover, because we operate in a heavily regulated and evolving industry, may become highly leveraged, and operate in Macau, a high-growth market with intense competition and the Philippines, a market that is expected to experience growth over the next several years, we may become subject to new risks from time to time.

In some cases, these forward-looking statements can be identified by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “potential,” “continue,” “is/are likely to” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, among other things, statements relating to:

•	our ability to raise additional financing;

•	our future business development, results of operations and financial condition;

•	growth of the gaming market in and visitation to Macau and the Philippines;

•	our anticipated growth strategies;

•	the liberalization of travel restrictions on citizens of the People’s Republic of China and convertibility of the Renminbi;

•	the availability of credit for gaming patrons;

•	the uncertainty of tourist behavior related to spending and vacationing at casino resorts in Macau and the Philippines;

•	fluctuations in occupancy rates and average daily room rates in Macau and the Philippines;

•	increased competition and other planned casino hotel and resort projects in Macau and elsewhere in Asia, including in Macau from Sociedade de Jogos de Macau, S.A., Venetian Macau, S.A., Wynn Resorts (Macau) S.A., Galaxy Casino, S.A. and MGM Grand Paradise, S.A.;

•	the formal grant of an occupancy permit for certain areas of City of Dreams that remain under construction or development;

•	the development of Morpheus and retail precinct at City of Dreams;

•	our entering into new development and construction projects and new ventures in or outside of Macau or the Philippines;

•	construction cost estimates for our development projects, including projected variances from budgeted costs;

•	government regulation of the casino industry, including gaming table allocation, gaming license approvals and the legalization of gaming in other jurisdictions;

•	the completion of infrastructure projects in Macau and the Philippines; and

•	the outcome of any current and future litigation.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities as set forth in the applicable prospectus supplement. We will not receive any proceeds from any sale of securities by any selling shareholder.

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands exempted company with limited liability and our affairs are governed by our memorandum and articles of association, as amended and restated from time to time, and the Companies Law (as amended) of the Cayman Islands (the “Companies Law”).

As of the date of this prospectus, our authorized share capital consists of 7,300,000,000 ordinary shares, with a nominal or par value of US$0.01 each. As of the date of this prospectus, there are 1,475,924,523 ordinary shares issued and outstanding.

The following are summaries of material provisions of our memorandum and articles of association and the Companies Law insofar as they relate to the material terms of our ordinary shares.

General

All of our outstanding ordinary shares are fully paid and non-assessable. Some of the ordinary shares are issued in registered form only with no share certificates. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their ordinary shares.

Dividends

The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors subject to the Companies Law and our articles of association.

Voting Rights

Each ordinary share is entitled to one vote on all matters upon which the ordinary shares are entitled to vote. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by our chairman or one or more shareholders present in person or by proxy entitled to vote and who together hold not less than 10 % of the paid up voting share capital of our company .

A quorum required for a meeting of shareholders consists of one or more shareholders who hold at least one-third of our ordinary shares at the meeting present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative. Shareholders’ meetings are held annually and may be convened by our board on its own initiative or upon a request to the directors by shareholders holding in aggregate at least ten percent of our ordinary shares. Advance notice of at least seven days is required for the convening of our annual general meeting and other shareholders meetings.

An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast in a general meeting, while a special resolution requires the affirmative vote of not less than two-thirds of the votes cast attaching to the ordinary shares. A special resolution will be required for important matters such as changing our name or making changes to our memorandum and articles of association.

Transfer of Ordinary Shares

Subject to the restrictions of our articles of association, as applicable, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board.

Our board may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our directors may also decline to register any transfer of any ordinary share unless:

•	the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates, and such other evidence as our board may reasonably require to show the right of the transferor to make the transfer;

•	the instrument of transfer is in respect of only one class of ordinary shares;

•	the instrument of transfer is properly stamped, if required; or

•	in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four.

If our directors refuse to register a transfer they must, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal. The registration of transfers may, on 14 days’ notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and the register closed at such times and for such periods as our board may from time to time determine, provided, however, that the registration of transfers may not be suspended nor the register closed for more than 30 days in any year.

Liquidation

On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of ordinary shares), assets available for distribution among the holders of ordinary shares will be distributed among the holders of the ordinary shares on a pro rata basis. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares

Our board may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least 14 clear days prior to the specified time and place of payment. The ordinary shares that have been called upon and remain unpaid on the specified time are subject to forfeiture.

Redemption of Ordinary Shares

Subject to the provisions of the Companies Law, we may issue shares on terms that are subject to redemption, at our option or at the option of the holders, on such terms and in such manner as the directors may determine.

Prohibitions on the Receipt of Dividends, the Exercise of Voting or Other Rights or the Receipt of Other Remuneration

Our memorandum and articles of association prohibit anyone who is an unsuitable person or an affiliate of an unsuitable person from:

•	receiving dividends or interest with regard to our shares;

•	exercising voting or other rights conferred by our shares; and

•	receiving any remuneration in any form from us or an affiliated company for services rendered or otherwise.

Such unsuitable person or its affiliate must sell all of the shares, or allow us to redeem or repurchase the shares on such terms and manner as the directors may determine and agree with the shareholders, within such period of time as specified by a gaming authority.

These prohibitions commence on the date that a gaming authority serves notice of a determination of unsuitability or our board determines that a person or its affiliate is unsuitable and continue until the securities are owned or controlled by persons found suitable by a gaming authority or our board, as applicable, to own them. An “unsuitable person” is any person who is determined by a gaming authority to be unsuitable to own or control any of our shares or who causes us or any affiliated company to lose or to be threatened with the loss of any gaming license, or who, in the sole discretion of our board, is deemed likely to jeopardize our or any of our affiliates’ application for, receipt of approval for right to the use of, or entitlement to, any gaming license.

The terms “affiliated company,” “gaming authority” and “person” have the meanings set forth in our articles of association.

Redemption of Securities Owned or Controlled by an Unsuitable Person or an Affiliate

Our memorandum and articles of association provide that shares owned or controlled by an unsuitable person or an affiliate of an unsuitable person are redeemable by us, out of funds legally available for that redemption, by appropriate action of our board to the extent required by the gaming authorities making the determination of unsuitability or to the extent deemed necessary or advisable by our board having regard to relevant gaming laws. From and after the redemption date, the securities will not be considered outstanding and all rights of the unsuitable person or affiliate will cease, other than the right to receive the redemption price and the right to receive any dividends declared prior to any receipt of any written notice from a gaming authority declaring the suitable person to be an unsuitable person but not yet paid. The redemption price will be the price, if any, required to be paid by the gaming authority making the finding of unsuitability or, if the gaming authority does not require a price to be paid, the sum deemed to be the fair value of the securities by our board. The price for the shares will not exceed the closing price per share of the shares on the principal national securities exchange on which the shares are then listed on the trading date on the day before the redemption notice is given. If the shares are not then listed, the redemption price will not exceed the closing sales price of the shares as quoted on an automated quotation system, or if the closing price is not then reported, the mean between the bid and asked prices, as quoted by any other generally recognized reporting system. Our right of redemption is not exclusive of any other rights that we may have or later acquire under any agreement, its bylaws or otherwise. The redemption price may be paid in cash, by promissory note, or both, as required by the applicable gaming authority and, if not, as we elect.

Our memorandum and articles of association require any unsuitable person and any affiliate of an unsuitable person to indemnify us and our affiliated companies for any and all losses, costs and expenses, including attorneys’ fees, incurred by us and our subsidiaries as a result of the unsuitable person’s or affiliates ownership or control of shares, the neglect, refusal or other failure to comply with the provisions of our memorandum and articles of association relating to unsuitable persons, or failure to promptly divest itself of any shares in us.

Variations of Rights of Shares

All or any of the rights attached to any class of shares may, subject to the provisions of the Companies Law, be varied or abrogated either with the unanimous written consent of the holders of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Changes in Capital

We may from time to time by ordinary resolution:

•	increase the share capital by such sum, to be divided into shares of such classes and amount, as the resolution may prescribe;

•	consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;

•	convert all or any of our paid-up shares into stock and reconvert that stock into paid up shares of any denomination;

•	sub-divide our existing shares, or any of them, into shares of a smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share will be the same as it was in case of the share from which the reduced share is derived; or

•	cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled.

We may by special resolution reduce our share capital and any capital redemption reserve in any manner authorized by law.

Accounts and Audit

No shareholder (other than a director) has any right to inspect any of our accounting record or book or document except as conferred by law or authorized by our board or our company by ordinary resolution of the shareholders.

Subject to compliance with all applicable laws, we may send to every person entitled to receive notices of our general meetings under the provisions of the articles of association a summary financial statement derived from our annual accounts and our board’s report.

Auditors shall be appointed and the terms and tenure of such appointment and their duties at all times regulated in accordance with the provisions of the articles of association. The remuneration of the auditors shall be fixed by our board.

Our financial statements shall be audited by the auditor in accordance with generally accepted auditing standards. The auditor shall make a written report thereon in accordance with generally accepted auditing standards and the report of the auditor shall be submitted to the shareholders in general meeting. The generally accepted auditing standards referred to herein may be those of a country or jurisdiction other than the Cayman Islands. If so, the financial statements and the report of the auditor should disclose this fact and name such country or jurisdiction.

Exempted Company

We are an exempted company with limited liability under the Companies Law. The Companies Law distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

•	annual reporting requirements are minimal and consist mainly of a statement that the company has conducted its operations mainly outside of the Cayman Islands and has complied with the provisions of the Companies Law;

•	an exempted company’s register of members is not open to inspection;

•	an exempted company does not have to hold an annual general meeting;

•	an exempted company may issue bearer shares or shares with no par value;

•	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•	an exempted company may register as a limited duration company; and

•	an exempted company may register as a segregated portfolio company.

Differences in Corporate Law

The Companies Law is modeled after that of England and Wales but does not follow recent statutory enactments in England. In addition, the Companies Law differs from laws applicable to Delaware corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to Delaware corporations and their stockholders.

Mergers and Similar Arrangements

The Companies Law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes:

•	a “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company; and

•	a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company.

In order to effect a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by:

•	a special resolution of the shareholders of each constituent company; and

•	such other authorization, if any, as may be specified in such constituent company’s articles of association.

The plan of merger or consolidation must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a declaration as to the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger and consolidation will be published in the Cayman Islands Gazette. Dissenting shareholders have the right to be paid the fair value of their shares if they follow the required procedures, subject to certain exceptions. The fair value of the shares will be determined by the Cayman Islands court if it cannot be agreed among the parties. Court approval is not required for a merger or consolidation effected in compliance with these statutory procedures.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands.

While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•	the statutory provisions as to the required majority vote have been met;

•	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

•	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

When a take-over offer is made and accepted by holders of not less than 90% of the shares within four months, the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.

If the arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting stockholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholder Suits

Derivative actions have been brought in the Cayman Islands courts. In most cases, the company will be the proper plaintiff in any claim based on a breach of duty owed to it, and a claim against (for example) the company’s officers or directors usually may not be brought by a shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

•	a company is acting, or proposing to act, illegally or beyond the scope of its authority;

•	the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or

•	those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against the company where the individual rights of that shareholder have been infringed or are about to be infringed.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its stockholders. This duty has two components, the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to stockholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director must act in a manner he or she reasonably believes to be in the best interests of the corporation. A director must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interests of the corporation and its stockholders take precedence over any interest possessed by a director, officer or controlling stockholder and not shared by the stockholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company, and therefore it is considered that he or she owes the following duties to the company: a duty to act bona fide in the best interests of the company, a duty not to make a profit out of his or her position as director (unless the company permits him or her to do so), a duty not to put himself or herself in a position where the interests of the company conflict with his or her personal interests or his or her duty to a third party and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, there are indications that the courts are moving towards an objective standard with regard to the required skill and care.

Under our memorandum and articles of association, directors who are in any way, whether directly or indirectly, interested in a contract or proposed contract with our company must declare the nature of their interest at a meeting of the board of directors. Following such declaration, a director may vote in respect of any contract or proposed contract notwithstanding his interest.

Shareholder Action by Written Resolution

Under the Delaware General Corporation Law, a corporation’s certificate of incorporation may eliminate the right of stockholders to act by written consent. Our memorandum and articles of association allow shareholders to act by written resolutions.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled for a single director, which increases the shareholder’s voting power with respect to electing such director.

As permitted under Cayman Islands law, our memorandum and articles of association do not provide for cumulative voting.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation may be removed with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.

Under our memorandum and articles of association, directors can be removed by special resolution of the shareholders.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested stockholder” for three years following the date on which such person becomes an interested stockholder. An interested stockholder generally is one which owns or owned 15% or more of the target’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all stockholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such stockholder becomes an interested stockholder, the board of directors approves either the business combination or the transaction that resulted in the person becoming an interested stockholder. This encourages any potential acquirer of a Delaware public corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions entered into must be bona fide in the best interests of the company, for a proper corporate purpose and not with the effect of perpetrating a fraud on the minority shareholders.

Dissolution and Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by stockholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. The Delaware General Corporation Law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board of directors.

Under our memorandum and articles of association, if our company is wound up, the liquidator of our company may distribute the assets with the sanction of an ordinary resolution of the shareholders and any other sanction required by law.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise.

Under Cayman Islands law and our memorandum and articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class with the unanimous consent in writing of the holders of the issued shares of the relevant class or with the sanction of a resolution passed at a separate meeting of the holders of the shares of such class by a majority of two-thirds of the votes cast at such a meeting.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.

Our memorandum and articles of association may be amended by a special resolution of shareholders.

Inspection of Books and Records

Under the Delaware General Corporation Law, any stockholder of a corporation may for any proper purpose inspect or make copies of the corporation’s stock ledger, list of stockholders and other books and records.

Holders of our shares have no general right under Cayman Islands law to inspect or obtain copies of our register of members or our corporate records. However, we intend to provide our shareholders with annual reports containing audited financial statements.

Anti-takeover Provisions in our Memorandum and Articles of Association

Some provisions of our memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including a provision that authorizes our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders.

Such shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue these preference shares, the price of our ordinary shares may fall and the voting and other rights of the holders of our ordinary shares may be materially adversely affected.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Rights of Non-resident or Foreign Shareholders

There are no limitations imposed by our memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Receipts

Deutsche Bank Trust Company Americas, as depositary, will issue the ADSs representing our ordinary shares. Each ADS will represent an ownership interest in three ordinary shares which we will deposit with the custodian under the deposit agreement among ourselves, the depositary and yourself as an ADS holder. In the future, each ADS will also represent any securities, cash or other property deposited with the depositary but which it has not distributed directly to you. Your ADSs will be evidenced by what are known as American depositary receipts (“ADRs”) in the same way a share is evidenced by a share certificate.

The following is a summary of the material provisions of the deposit agreement, as amended. For more complete information, you should read the entire deposit agreement, as amended, and the form of ADR. You can read a copy of the deposit agreement, as amended, which is on file with the SEC under cover of a registration statement on Form F-6 (File No. 333-139159). You may also obtain a copy of the deposit agreement, as amended, at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549, United States of America. You may obtain information on the operation of the Public Reference Room by calling the SEC at +1-800-SEC-0330 or +1 (202) 551 8090. Copies of the deposit agreement and the form of ADR are also available for inspection at the corporate trust office of Deutsche Bank Trust Company Americas, currently located at 60 Wall Street, New York, New York 10005, United States of America, and at the principal office of Deutsche Bank AG, Hong Kong Branch, as the custodian, currently located at 57/F International Commerce Centre, 1 Austin Road West, Kowloon, Hong Kong S.A.R., People’s Republic of China. Deutsche Bank Trust Company Americas’ principal executive office is located at 60 Wall Street, New York, New York 10005, United States of America. The depositary will keep books at its corporate trust office for the registration of ADRs and transfers of ADRs which, at all reasonable times, shall be open for inspection by ADS holders, provided that inspection shall not be for the purpose of communicating with ADS holders in the interest of a business or object other than our business or a matter related to the deposit agreement or the ADSs.

Holding the ADSs

How will I hold my ADSs?

ADSs shall be held electronically in book-entry form through The Depository Trust Company (“DTC”) in your name or indirectly through your broker or other financial institution. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADR holders described in this section. You should consult with your broker or financial institution to find out what those procedures are. This description assumes that you hold your ADSs directly solely for the purposes of summarizing the deposit agreement.

We will not treat an ADR holder as one of our shareholders and you will not have shareholder rights. Cayman Islands law governs shareholder rights. The depositary will be the holder of the shares underlying your ADSs. As a holder of ADRs, you will have ADR holder rights. The deposit agreement among us, the depositary and you, as an ADS holder and the beneficiary owners of ADSs sets out ADR holder rights, representations and warranties as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADRs.

If you become a holder of ADSs, you will become a party to the deposit agreement and therefore will be bound by its terms and by the terms of the ADR that represents your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as a holder of ADSs and those of the depositary bank. As an ADS holder, you appoint the depositary bank to act on your behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, our obligations to the holders of ordinary shares will continue to be governed by Cayman Islands law, which may be different from the laws in the United States.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after deducting its fees, charges and expenses and any taxes withheld, duties or other governmental charges. You will receive these distributions in proportion to the number of shares your ADSs represent as of the record date (which will be as close as practicable to the record date for our ordinary shares) set by the depositary with respect to the ADSs.

•	Cash. The depositary will convert any cash dividend or other cash distribution we pay on the shares or any proceeds from the sale of any shares, rights, securities or other entitlements into U.S. dollars, if it can do so in its judgment on a practicable basis and can transfer the U.S. dollars to the United States. If that is not practicable or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADR holders to whom it is practicable to do so. The depositary will hold the foreign currency it cannot convert for the account of the ADR holders who have not been paid. The depositary will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, the depositary will deduct any withholding taxes or other governmental charges, together with fees and expenses of the Depositary. It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

•	Shares. The depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution to the extent permissible by law. The depositary will only distribute whole ADSs. It will try to sell shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares.

•	Elective Distributions in Cash or Shares. If we offer holders of our ordinary shares the option to receive dividends in either cash or ordinary shares, the depositary, after consultation with us and having received timely notice of such elective distribution by us, has discretion to determine to what extent such elective distribution will be made available to you as a holder of the ADSs. We must first instruct the depositary to make such elective distribution available to you and furnish it with satisfactory evidence that it is legal to do so. The depositary could decide it is not legal or reasonably practical to make such elective distribution available to you, or it could decide that it is only legal or reasonably practical to make such elective distribution available to some but not all holders of the ADSs. In such case, the depositary shall, on the basis of the same determination as is made in respect of the ordinary shares for which no election is made, distribute either cash in the same way as it does in a cash distribution, or additional ADSs representing ordinary shares in the same way as it does in a share distribution. The depositary is not obligated to make available to you a method to receive the elective dividend in ordinary shares rather than in ADSs. There can be no assurance that you will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of ordinary shares.

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Rights to Purchase Additional Shares. If we offer holders of our securities any rights to subscribe for additional ordinary shares or any other rights, the depositary, after consultation with us and having received timely notice of such distribution by us, has discretion to determine how these rights become available to you as a holder of ADSs. We must first instruct the depositary to do so and furnish it with satisfactory evidence that it is legal to do so. The depositary could decide it is not legal or reasonably practical to make the rights available to you, or it could decide that it is only legal or reasonably practical to make the rights available to some but not all holders of the ADSs. The depositary may decide to sell the rights and distribute the proceeds in the same way as it does with cash. If the depositary decides that it is not legal or reasonably practical to make the rights available to you or to sell the rights, the rights that are not distributed or sold could lapse. In that case, you will receive no value for them. The depositary is not responsible for a failure in determining whether or not it is legal or reasonably practical to distribute the rights. The depositary is liable for damages, however, if it acts with gross negligence or willful misconduct, in accordance with the provisions of the deposit agreement.

If the depositary makes rights available to you, it will establish procedures to distribute such rights and enable you to exercise the rights upon your payment of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. The depositary shall not be obliged to make available to you a method to exercise such rights to subscribe for ordinary shares (rather than ADSs).

U.S. securities laws or laws of the Cayman Islands may restrict the sale, deposit, cancellation, and transfer of the ADSs issued after an exercise of rights. For example, you may not be able to trade the new ADSs freely in the United States. In this case, the depositary may issue the new ADSs under a separate restricted deposit agreement which will contain the same provisions as the deposit agreement, except for changes needed to put the restrictions in place.

•	Other Distributions. Subject to receipt of timely notice from us with the request to make any such distribution available to you, and provided the depositary has determined such distribution is lawful and reasonably practicable and feasible and in accordance with the terms of the deposit agreement, the depositary will distribute to you anything else we distribute on deposited securities by any means it deems practical in proportion to the number of ADSs held by you, upon receipt of applicable fees and charges of, and expenses incurred by, the depositary and net of any taxes and other governmental charges withheld. If it cannot make the distribution in that way, or has not received a timely request for distribution from us, the depositary has a choice. It may decide to sell by public or private sale, net of fees and charges of, and expenses incurred by, the depositary and any taxes and other governmental charges, what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to dispose of such property in any way it deems reasonably practicable for nominal or no consideration. However, the depositary is not required to distribute any securities (other than ADSs) to you unless it receives satisfactory evidence from us that it is legal to make that distribution.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADRs, shares, rights or anything else to ADR holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal, impractical or infeasible for us or the depositary to make them available to you.

Deposit and Withdrawal

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposits shares with the custodian. Shares deposited in the future with the custodian must be accompanied by documents, including instruments showing that those shares have been properly transferred or endorsed to the person on whose behalf the deposit is being made.

The custodian will hold all deposited shares, including those being deposited by or on behalf of our company in connection with this offering to which this prospectus relates, for the account of the depositary. You thus have no direct ownership interest in the shares and only have the rights that are set out in the deposit agreement. The custodian also will hold any additional securities, property and cash received on, or in substitution for, the deposited shares. The deposited shares and any such additional items are all referred to as “deposited securities.”

Upon each deposit of shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of, and expenses incurred by, the depositary and of any taxes or charges, such as stamp taxes or share transfer taxes or fees, the depositary will issue an ADR or ADRs in the name of the person entitled thereto evidencing the number of ADSs to which that person is entitled.

How do ADS holders cancel an ADR and obtain shares?

You may surrender your ADRs through instructions provided to your broker. Upon payment of the fees and charges of, and expenses incurred by, the depositary and of any taxes or charges, such as stamp taxes or share transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADR to you or a person you designate at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its principal New York office or any other location that it may designate as its transfer office, if feasible.

You have the right to cancel your ADSs and withdraw the underlying ordinary shares at any time subject only to:

•	temporary delays caused by closing our or the depositary’s transfer books or the deposit of our ordinary shares in connection with voting at a shareholders’ meeting or the payment of dividends;

•	the payment of fees, taxes and similar charges; or

•	compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of the deposited securities.

U.S. securities laws provide that this right of withdrawal may not be limited by any other provision of the deposit agreement.

Transfer

Are there any restrictions on the right to transfer ADSs?

The deposit agreement contains restrictions on the depositing of shares into the ADR facility if they are restricted securities. The deposit agreement also provides that to be transferred the ADRs will need to be properly endorsed but are otherwise transferable by delivery with the same effect as in the case of a negotiable instrument under the laws of the state of New York but that it may be necessary for signatures to be guaranteed and if any stamp duty or transfer tax is required on any instrument of transfer, or there are any applicable fees and charges of the depositary, these must be paid, before the depositary will execute a new ADR or ADRs to or upon the order of the transferee. Transfers must also be in compliance with any laws or governmental regulations relating to the execution and delivery of ADRs or ADSs and such reasonable regulations as the depositary may establish consistent with the provisions of the deposit agreement and applicable law. Further, transfers of ADRs may be refused during any period when the transfer books of the depositary are closed or if any such action is deemed necessary or advisable by the depositary or us from time to time because of any requirement of law, any government or governmental body or commission or any securities exchange on which the ADRs or shares are listed, as provided in the deposit agreement.

Redemption

Whenever we decide to redeem any of the shares on deposit with the custodian in accordance with our memorandum and articles of association, we will notify the depositary as soon as practicable prior to the intended date of redemption which notice will set forth the particulars of the proposed redemption.

Upon receipt of (1) such notice and (2) satisfactory documentation given by us to the depositary, the depositary will mail to each holder subject to the redemption a notice setting forth our intention to exercise our redemption rights as well as any other particulars set forth in our notice to the depositary.

The depositary will instruct the custodian to present us the shares on deposit with the custodian in respect of which redemption rights are being exercised against payment of the applicable redemption price as set forth in our memorandum and articles of association.

Upon receipt of confirmation from the custodian that the redemption has taken place and that funds representing the redemption price have been received, the holders of ADSs representing the shares subject to redemption will be required to return their ADSs to the depositary and the depositary will convert, transfer, and distribute the proceeds (net of applicable (1) fees and charges of, and the expenses incurred by, the depositary and (2) taxes), retire ADSs and cancel ADRs upon delivery of such ADSs.

The redemption price per ADS will be the per share amount received by the depositary upon the redemption of the shares represented by ADSs (subject to the terms of the deposit agreement on conversion of foreign currency and the applicable fees and charges of, and expenses incurred by, the depositary, and taxes) multiplied by the number of the shares represented by each ADS redeemed.

You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADSs. If less than all ADSs are being redeemed, the ADSs to be redeemed will be selected by lot or on a pro rata basis, as the depositary bank may determine.

Transmission of Notices to Shareholders

We will promptly transmit to the depositary those communications that we make generally available to our shareholders together with annual and other reports prepared in accordance with applicable requirements of U.S. securities laws in English. If those communications were not originally in English, we will translate them. Upon our request, and at our expense, subject to the distribution of any such communications being lawful and not in contravention of any regulatory restrictions or requirements if so distributed and made available to holders, the depositary will arrange for the timely mailing of copies of such communications to all ADS holders and will make a copy of such communications available for inspection at the depositary’s corporate trust office, the office of the custodian or any other designated transfer office of the depositary.

Voting Rights

How do you vote?

You may instruct the depositary to vote the shares underlying your ADSs. You could exercise your right to vote directly if you withdraw the ordinary shares. However, you may not know about the meeting sufficiently in advance to withdraw the ordinary shares. The voting rights of holders of ordinary shares are described in “Description of Share Capital—Voting Rights.”

Upon receipt of timely notice from us, the depositary will notify you of the upcoming vote and arrange to deliver our voting materials to you. The materials will describe the matters to be voted on and explain how you, if you hold the ADSs on a date specified by the depositary, may instruct the depositary to vote the ordinary shares or other deposited securities underlying your ADSs as you direct. For your instructions to be valid, the depositary must receive them in writing on or before a date specified by the depositary. The depositary will try, as far as practical, subject to any applicable law and the provisions of our memorandum and articles of association, to vote or to have its agents vote the ordinary shares or other deposited securities as you instruct. The depositary will only vote or attempt to vote as you instruct and will not vote any shares where no instructions have been received. Furthermore, under the deposit agreement, if we do not timely procure the demand for a vote by poll with respect to any given resolution, and no other relevant party has made such a demand, the depositary shall refrain from voting and any voting instructions received from any ADS holders shall lapse.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and if your ordinary shares are not voted as you requested, you may have no recourse.

Fees and Expenses

Persons depositing shares will be charged a fee for each issuance of ADSs, including issuances resulting from distributions of shares, share dividends, share splits, bonus and rights distributions and other property, and for each surrender of ADSs in exchange for deposited securities. The fee in each case is up to $5.00 for each 100 ADSs, or any portion thereof, issued or surrendered. The depositary will also charge a fee of up to $5.00 per 100 ADSs for distribution of cash proceeds pursuant to a cash distribution (so long as the charging of such fee is not prohibited by any exchange upon which the ADSs are listed), sale of rights and other entitlements or otherwise. The depositary may also charge an annual fee of up to US$5.00 per 100 ADSs for the operation and maintenance costs in administering the facility. Notice will be given to you by the depositary stating that the fees will be amended and will become effective 30 days after the date of the notice. You or persons depositing shares also may be charged the following expenses:

•	taxes and other governmental charges incurred by the depositary or the custodian on any ADR or share underlying an ADR, including any applicable interest and penalties thereon, and any share transfer or other taxes and other governmental charges;

•	cable, telex and facsimile transmission and delivery charges;

•	transfer or registration fees for the registration of transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities including those of a central depository for securities (where applicable);

•	expenses of the depositary in connection with the conversion of foreign currency into U.S. dollars;

•	fees and expenses incurred by the depositary in connection with compliance with exchange control regulations and other regulatory requirements applicable to the shares, deposited securities and ADSs; and

•	any other fees, charges, costs or expenses that may be incurred by the depositary from time to time.

We will pay all other charges and expenses of the depositary and any agent of the depositary, except the custodian, pursuant to agreements from time to time between us and the depositary. We and the depositary may amend the fees described above from time to time.

Deutsche Bank Trust Company Americas, as depositary, has agreed to pay certain amounts to us in consideration of its appointment as depositary. We may use these funds toward our expenses relating to the establishment and maintenance of the ADR program, including investor relations expenses, or otherwise as we see fit. The depositary may pay us a fixed amount, it may pay us a portion of the fees collected by the depositary from holders of ADSs, and it may pay specific expenses incurred by us in connection with the ADR program.

Neither the depositary nor we may be able to determine the aggregate amount to be paid to us because (i) the number of ADSs that will be issued and outstanding, (ii) the level of service fees to be charged to holders of ADSs and (iii) our reimbursable expenses related to the program are not known at this time.

Depositary fees payable upon the issuance and cancellation of ADSs are generally paid to the depositary by the brokers receiving the newly issued ADSs from the depositary and by the brokers delivering the ADSs to the depositary for cancellation. Depositary fees payable in connection with distributions of cash or securities to ADS holders and the depositary service fee are charged by the depositary to the holders of record of ADSs as of the applicable ADS record date.

In the case of cash distributions, service fees are generally deducted from the cash being distributed. In the case of distributions other than cash (i.e., stock dividends, rights, etc.), the depositary charges the applicable ADS record date holder concurrent with the distribution. In the case of ADSs registered in the name of the investor (whether certificated or in the direct registration system (“DRS”)), the depositary sends invoices to the applicable record date ADS holders. In the case of ADSs held in brokerage and custodian accounts (via DTC), the depositary generally collects the fees through the settlement systems provided by DTC (whose nominee is the registered holder of the ADSs held in DTC) from the brokers and custodians holding ADSs in their DTC accounts. The brokers and custodians who hold their clients’ ADSs in DTC accounts in turn charge their clients’ accounts the amount of the service fees paid to the depositary.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities underlying your ADRs. The custodian may refuse to deposit shares and the depositary may refuse to issue ADSs, deliver ADRs, register the transfer, split-up or combination of ADRs, or allow you to withdraw the deposited securities underlying your ADSs until such payment is made including any applicable interest and penalty thereon. We, the custodian or the depositary may withhold or deduct the amount of taxes owed from any distributions to you or may sell deposited securities, by public or private sale, to pay any taxes and any applicable interest and penalties owed. You will remain liable if the proceeds of the sale are not enough to pay the taxes. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any proceeds, or send to you any property remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

If we take actions that affect the deposited securities, including any change in par value, split-up, cancellation, consolidation or other reclassification of deposited securities to the extent permitted by any applicable law; any distribution on the shares that is not distributed to you; and any recapitalization, reorganization, merger, consolidation, liquidation or sale of our assets affecting us or to which we are a party, then the cash, shares or other securities received by the depositary will become deposited securities and ADRs will, be subject to the deposit agreement and any applicable law, evidence the right to receive such additional deposited securities, and the depositary may choose to:

•	distribute additional ADRs;

•	call for surrender of outstanding ADRs to be exchanged for new ADRs;

•	distribute cash, securities or other property it has received in connection with such actions;

•	sell any securities or property received at public or private sale on an averaged or other practicable basis without regard to any distinctions among holders and distribute the net proceeds as cash; or

•	treat the cash, securities or other property it receives as part of the deposited securities, and each ADS will then represent a proportionate interest in that property.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason deemed necessary or desirable. You will be given at least 30 days’ notice of any amendment that imposes or increases any fees or charges, except for taxes, governmental charges, delivery expenses or expenses incurred in connection with foreign exchange control regulations and other charges specifically payable by ADS holders under the deposit agreement, or which otherwise materially prejudices any substantial existing right of holders or beneficial owners of ADSs. If an ADS holder continues to hold ADSs after being so notified of these changes, that ADS holder is deemed to agree to that amendment and be bound by the ADRs and the agreement as amended. An amendment can become effective before notice is given if necessary to ensure compliance with a new law, rule or regulation.

How may the deposit agreement be terminated?

At any time, we may instruct the depositary to terminate the deposit agreement, in which case the depositary will give notice to you at least 30 days prior to termination. The depositary may also terminate the agreement if it has told us that it would like to resign or we have removed the depositary and we have not appointed a new depositary bank 60 days; in such instances, the depositary will give notice to you at least 30 days prior to termination. After termination, the depositary’s only responsibility will be to deliver deposited securities to ADS holders who surrender their ADSs upon payment of any fees, charges, taxes or other governmental charges, and to hold or sell distributions received on deposited securities. After the expiration of one year from the termination date, the depositary may sell the deposited securities which remain and hold the net proceeds of such sales, uninvested and without liability for interest, for the pro rata benefit of ADS holders who have not yet surrendered their ADSs. After selling the deposited securities, the depositary has no obligations except to account for those net proceeds and other cash. Upon termination of the deposit agreement, we will be discharged from all obligations except for our obligations to the depositary.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADRs

The deposit agreement expressly limits our and the depositary’s obligations and liability.

We and the depositary, including its agents:

•	are only obligated to take the actions specifically set forth in the deposit agreement without gross negligence or willful misconduct;

•	are not liable if either of us is prevented or delayed in performing any obligation by law or circumstances beyond our control from performing our obligations under the deposit agreement, including, without limitation, requirements of any present or future law, regulation, governmental or regulatory authority or stock exchange of any applicable jurisdiction, any present or future provision of our memorandum and articles of association, on account of possible civil or criminal penalties or restraint, any provisions of or governing the deposited securities, any act of God, war or other circumstances beyond each of our control as set forth in the deposit agreement;

•	are not liable if either of us exercises or fails to exercise the discretion permitted under the deposit agreement, the provisions of or governing the deposited securities or our memorandum and articles of association;

•	disclaim any liability for any action/inaction on the advice or information of legal counsel, accountants, any person presenting shares for deposit, holders and beneficial owners (or authorized representatives) of ADRs, or any person believed in good faith to be competent to give such advice or information;

•	disclaim any liability for the inability of any holder to benefit from any distribution, offering, right or other benefit made available to holders of deposited securities but is not made available to holders of ADSs;

•	have no obligation to become involved in a lawsuit or other proceeding related to any deposited securities or the ADSs or the deposit agreement on your behalf or on behalf of any other party;

•	may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party; and

•	disclaim any liability for any consequential or punitive damages for any breach of the terms of the deposit agreement.

The depositary and any of its agents also disclaim any liability for any failure to carry out any instructions to vote, the manner in which any vote is cast or the effect of any vote or failure to determine that any distribution or action may be lawful or reasonably practicable or for allowing any rights to lapse in accordance with the provisions of the deposit agreement, the failure or timeliness of any notice from us, the content of any information submitted to it by us for distribution to you or for any inaccuracy of any translation thereof, any investment risk associated with the acquisition of an interest in the deposited securities, the validity or worth of the deposited securities or for any tax consequences that may result from ownership of ADSs, shares or deposited securities and for any indirect, special, punitive or consequential damage.

We have agreed to indemnify the depositary under certain circumstances. The depositary may own and deal in any class of our securities and in ADSs.

Disclosure of Interests in ADSs

We may from time to time request you and other holders and beneficial owners of ADSs to provide information as to:

•	the capacity in which you and other holders and beneficial owners own or owned ADSs;

•	the identity of any other persons then or previously interested in those ADSs; and

•	the nature of that interest.

The depositary has agreed that it will use reasonable efforts to comply with our written instructions requesting that it forward any such requests for information relating to your interests to you. By holding an ADS or an interest in an ADS, you will be agreeing to comply with these requests.

Requirements for Depositary Actions

Before the depositary will issue, deliver or register a transfer of an ADR, make a distribution on an ADR, or permit withdrawal of shares or other property, the depositary may require:

•	payment of share transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any ordinary shares or other deposited securities;

•	production of satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with any laws or governmental regulations relating to the execution and delivery of ADRs or ADSs or to the withdrawal or delivery of deposited securities and such reasonable regulations as it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary also may suspend the issuance of ADSs, the deposit of shares, the registration, transfer, split-up or combination of ADRs or the withdrawal of deposited securities, unless the deposit agreement provides otherwise, if the register for ADRs is closed or if we or the depositary decide any such action is necessary or advisable.

Deutsche Bank Trust Company Americas will keep books for the registration and transfer of ADRs at its offices. You may reasonably inspect such books, except if you have a purpose other than our business or a matter related to the deposit agreement or the ADRs.

Pre-Release of ADSs

Subject to the provisions of the deposit agreement, the depositary may issue ADSs before deposit of the underlying ordinary shares. This is called a pre-release of the ADS. The depositary may also deliver ordinary shares upon cancellation of pre-released ADSs, even if the ADSs are cancelled before the pre-release transaction has been closed out. A pre-release is closed out as soon as the underlying ordinary shares are delivered to the depositary. The depositary may receive ADSs instead of ordinary shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions:

•	each pre-release transaction will be accompanied by or subject to a written agreement whereby the person to whom the pre-release is being made must represent that it or its customer owns the ordinary shares to be deposited, assign all beneficial right, title and interest in such shares to the depositary for the benefit of the holders of ADSs, indicate the depositary as owner of such shares in its records, not take any action with respect to such shares that is inconsistent with the transfer of beneficial ownership (including without the consent of the depositary, disposing of such shares other than in satisfaction of such pre-release) and unconditionally guarantee to deliver such shares or ADSs to the depositary or the custodian as the case may be;

•	the pre-release must be fully collateralized with cash or other collateral that the depositary considers appropriate;

•	the depositary must be able to close out the pre-release on not more than five business days’ notice; and

•	each pre-release is subject to such further restrictions, requirements, indemnities and credit regulations as the depositary deems appropriate.

In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release, although the depositary may disregard the limit from time to time as it deems appropriate, including (i) due to a decrease in the aggregate number of ADSs outstanding that causes existing pre-release transactions to temporarily exceed the limit stated above or (ii) where otherwise required by market conditions.

The Depositary

Who is the depositary?

The depositary is Deutsche Bank Trust Company Americas. The depositary is a state-chartered New York banking corporation and a member of the United States Federal Reserve System, subject to regulation and supervision principally by the United States Federal Reserve Board and the New York State Banking Department. The depositary was incorporated on March 5, 1903 in the State of New York. The registered office of the depositary is located at 60 Wall Street, New York, NY 10005, United States of America and the registered number is BR1026. The principal executive office of the depositary is located at 60 Wall Street, New York NY 10005, United States of America. The depositary operates under the laws and jurisdiction of the State of New York.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the DRS and Profile Modification System (“Profile”), will apply to uncertificated ADSs upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto. Profile is a required feature of DRS which allows a DTC participant, claiming to act on behalf of an ADS holder, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register such transfer.

TAXATION

The following summary of the material Cayman Islands and U.S. federal income tax consequences of an investment in our ADSs or ordinary shares is based upon laws and relevant interpretations thereof as of the date of this prospectus, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in our ADSs or ordinary shares, such as the tax consequences under state, local and other tax laws not addressed herein.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of, the Cayman Islands. The Cayman Islands is not party to any double tax treaties which are applicable to any payments made by or to our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

There is no income tax treaty currently in effect between the United States and the Cayman Islands.

United States Federal Income Taxation

The following discussion describes certain material U.S. federal income tax consequences to U.S. Holders (as defined below) under present law of an investment in the ADSs or ordinary shares. This discussion applies only to U.S. Holders that hold the ADSs or ordinary shares as capital assets within the meaning of Section 1221 of the United States Internal Revenue Code of 1986, as amended (generally, property held for investment) and that have the U.S. dollar as their functional currency. This discussion is based on the tax laws of the United States as of the date of this annual report and U.S. Treasury regulations in effect or, in some cases, proposed, as of the date of this annual report, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below.

The following discussion neither deals with the tax consequences to any particular investor nor describes all of the tax consequences applicable to persons in special tax situations such as:

•	banks;

•	certain financial institutions;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	broker-dealers;

•	traders that elect to mark to market;

•	U.S. expatriates;

•	tax-exempt entities;

•	persons liable for alternative minimum tax;

•	persons holding ADSs or ordinary shares as part of a straddle, hedging, conversion or integrated transaction;

•	persons that actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock;

•	persons who acquired ADSs or ordinary shares pursuant to the exercise of any employee share option or otherwise as compensation; or

•	partnerships or pass-through entities, or persons holding ADSs or ordinary shares through such entities.

INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS ABOUT THE APPLICATION OF THE U.S. FEDERAL TAX RULES TO THEIR PARTICULAR CIRCUMSTANCES AS WELL AS THE STATE, LOCAL, NON-U.S. AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF ADSs OR ORDINARY SHARES.

The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply to you if you are the beneficial owner of ADSs or ordinary shares and you are, for U.S. federal income tax purposes,

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, any State thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If you are a partner in a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) that holds ADSs or ordinary shares, your tax treatment will generally depend on your status and the activities of the partnership. If you are a partner in such a partnership, you should consult your tax advisor.

The discussion below assumes the representations contained in the deposit agreement are true and the obligations in the deposit agreement and any related agreement will be complied with in accordance with their terms. If you own ADSs, you should be treated as the owner of the underlying ordinary shares represented by those ADSs for U.S. federal income tax purposes.

The U.S. Treasury has expressed concerns that intermediaries in the chain of ownership between the holder of an ADS and the issuer of the security underlying the ADS may be taking actions that are inconsistent with the beneficial ownership of the underlying security (for example, pre-releasing ADSs to persons that do not have the beneficial ownership of the securities underlying the ADSs). Accordingly, the availability of the reduced tax rate for any dividends received by certain non-corporate U.S. Holders, including individuals U.S. Holders (as discussed below), could be affected by actions taken by intermediaries in the chain of ownership between the holders of ADSs and our company if as a result of such actions the holders of ADSs are not properly treated as beneficial owners of underlying ordinary shares.

Taxation of Dividends and Other Distributions on the ADSs or Ordinary Shares

Subject to the passive foreign investment company (“PFIC”) rules discussed below, the gross amount of any distributions we make to you with respect to the ADSs or ordinary shares (including the amount of any taxes withheld therefrom) generally will be includible in your gross income as dividend income on the date of receipt by the depositary, in the case of ADSs, or on the date of receipt by you, in the case of ordinary shares, but only to the extent the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Any such dividends will not be eligible for the dividends received deduction allowed to corporations in respect of dividends received from other U.S. corporations. To the extent the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), such excess amount will be treated first as a tax-free return of your tax basis in your

ADSs or ordinary shares, and then, to the extent such excess amount exceeds your tax basis in your ADSs or ordinary shares, as capital gain. We currently do not, and we do not intend to, calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that any distribution will generally be reported as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

With respect to certain non-corporate U.S. Holders, including individual U.S. Holders, any dividends may be taxed at the lower capital gains rate applicable to “qualified dividend income,” provided (1) the ADSs or ordinary shares, as applicable, are readily tradable on an established securities market in the United States, (2) we are neither a PFIC nor treated as such with respect to you (as discussed below) for the taxable year in which the dividend was paid and the preceding taxable year, and (3) certain holding period requirements are met. Under U.S. Internal Revenue Service authority, ADSs will be considered for purposes of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on the Nasdaq, as are our ADSs. You should consult your tax advisors regarding the availability of the lower capital gains rate applicable to qualified dividend income for any dividends paid with respect to our ADSs or ordinary shares.

Taxation of Disposition of ADSs or Ordinary Shares

Subject to the PFIC rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of ADSs or ordinary shares equal to the difference between the amount realized for the ADSs or ordinary shares and your tax basis in the ADSs or ordinary shares. The gain or loss generally will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, that has held the ADSs or ordinary shares for more than one year, you may be eligible for reduced U.S. federal income tax rates. The deductibility of capital losses is subject to limitations. Any gain or loss you recognize on a disposition of ADSs or ordinary shares will generally be treated as U.S. source income or loss for foreign tax credit limitation purposes. You should consult your tax advisors regarding the proper treatment of gain or loss in your particular circumstances.

Passive Foreign Investment Company

Based on the market price of our ADSs and ordinary shares, and the composition of our income and assets, we do not believe we were a PFIC for U.S. federal income tax purposes for our taxable year ended December 31, 2015. In addition, we do not expect to be a PFIC for US federal income tax purposes for our current taxable year ending on December 31, 2016. However, the application of the PFIC rules is subject to uncertainty in several respects, and we cannot assure you we will not be a PFIC for any taxable year. Furthermore, because PFIC status is a factual determination based on actual results for the entire taxable year, our U.S. counsel expresses no opinion with respect to our PFIC status and expresses no opinion with respect to this paragraph. A non-U.S. corporation will be a PFIC for U.S. federal income tax purposes for any taxable year if either:

•	at least 75% of its gross income for such year is passive income; or

•	at least 50% of the value of its assets (based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income.

For this purpose, we will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, more than 25% (by value) of the stock.

A separate determination must be made after the close of each taxable year as to whether we were a PFIC for that year. Because the value of our assets for purposes of the PFIC test will generally be determined by reference to the market price of our ADSs and ordinary shares, our PFIC status will depend in large part on the market price of our ADSs, which may fluctuate significantly. In addition, changes in the composition of our income or assets may cause us to become a PFIC.

If we are a PFIC for any taxable year during which you hold ADSs or ordinary shares, we generally will continue to be treated as a PFIC with respect to you for all succeeding years during which you hold ADSs or ordinary shares, unless we cease to be a PFIC and you make a “deemed sale” election with respect to the ADSs or ordinary shares. If such election is made, you will be deemed to have sold ADSs or ordinary shares you hold at their fair market value on the last day of the last taxable year in which we qualified as a PFIC, and any gain from such deemed sale would be subject to the consequences described in the following two paragraphs. After the deemed sale election, your ADSs or ordinary shares with respect to which the deemed sale election was made will not be treated as shares in a PFIC unless we subsequently become a PFIC.

For each taxable year we are treated as a PFIC with respect to you, you will be subject to special tax rules with respect to any “excess distribution” you receive and any gain you recognize from a sale or other disposition (including a pledge) of the ADSs or ordinary shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the ADSs or ordinary shares will be treated as an excess distribution. Under these special tax rules:

•	the excess distribution or recognized gain will be allocated ratably over your holding period for the ADSs or ordinary shares;

•	the amount allocated to the current taxable year, and any taxable years in your holding period prior to the first taxable year in which we were a PFIC, will be treated as ordinary income; and

•	the amount allocated to each other taxable year will be subject to the highest tax rate in effect for individuals or corporations, as applicable, for each such year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to taxable years prior to the year of disposition or excess distribution cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale or other disposition of the ADSs or ordinary shares cannot be treated as capital, even if you hold the ADSs or ordinary shares as capital assets.

If we are a PFIC with respect to you for any taxable year, to the extent any of our subsidiaries are also PFICs or we make direct or indirect equity investments in other entities that are PFICs, you may be deemed to own shares in such lower-tier PFICs that are directly or indirectly owned by us in that proportion which the value of the ADSs or ordinary shares you own bears to the value of all of our ADSs or ordinary shares, as applicable, and you may be subject to the adverse tax consequences described in the preceding two paragraphs with respect to the shares of such lower-tier PFICs that you would be deemed to own. You should consult your tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock to elect out of the PFIC rules described above regarding excess distributions and recognized gains. If you make a mark-to-market election for the ADSs or ordinary shares, you will include in income for each year we are a PFIC an amount equal to the excess, if any, of the fair market value of the ADSs or ordinary shares as of the close of your taxable year over your adjusted basis in such ADSs or ordinary shares. You will be allowed a deduction for the excess, if any, of the adjusted basis of the ADSs or ordinary shares over their fair market value as of the close of the taxable year. However, deductions will be allowable only to the extent of any net mark-to-market gains on the ADSs or ordinary shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the ADSs or ordinary shares, will be treated as ordinary income. Ordinary loss treatment will also apply to the deductible portion of any mark-to-market loss on the ADSs or ordinary shares, as well as to any loss realized on the actual sale or other disposition of the ADSs or ordinary shares, to the extent the amount of such loss does not exceed the net mark-to-market gains previously included for such ADSs or ordinary shares. Your basis in the ADSs or ordinary shares will be adjusted to reflect any such income or loss amounts. If you make a mark-to-market election, any distributions we make would generally be subject to the rules discussed above under “— Taxation of Dividends and Other Distributions on the ADSs or Ordinary Shares,” except the lower rate applicable to qualified dividend income would not apply.

The mark-to-market election is available only for “marketable stock,” which generally is stock that is regularly traded on a qualified exchange or other market, as defined in applicable U.S. Treasury regulations. Our ADSs are listed on the Nasdaq, which is a qualified exchange or other market for these purposes. Consequently, if the ADSs continue to be listed on Nasdaq and are regularly traded, and you are a holder of ADSs, we expect the mark-to-market election would be available to you if we were to become a PFIC. Because a mark-to-market election cannot be made for equity interests in any lower-tier PFICs that we own, a U.S. Holder may continue to be subject to the PFIC rules with respect to its indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes. You should consult your tax advisors as to the availability and desirability of a mark-to-market election, as well as the impact of such election on interests in any lower-tier PFICs.

Alternatively, if a non-U.S. corporation is a PFIC, a holder of shares in that corporation may elect out of the PFIC rules described above regarding excess distributions and recognized gains by making a “qualified electing fund” election to include in income its pro rata share of the corporation’s income on a current basis. However, you may make a qualified electing fund election with respect to your ADSs or ordinary shares only if we agree to furnish you annually with certain tax information, and we currently do not intend to prepare or provide such information.

If a U.S. Holder owns ADSs or ordinary shares during a taxable year in which we are a PFIC, such holder generally will be required to file Internal Revenue Service Form 8621 with the U.S. Holder’s tax return for such year. If we are or become a PFIC, you should consult your tax advisors regarding any reporting requirements that may apply to you.

You are strongly urged to consult your tax advisors regarding the application of the PFIC rules to your investment in ADSs or ordinary shares.

Information Reporting and Backup Withholding

Any dividend payments with respect to ADSs or ordinary shares and proceeds from the sale, exchange or other taxable disposition of ADSs or ordinary shares may be subject to information reporting to the U.S. Internal Revenue Service and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification or who is otherwise exempt from backup withholding. U.S. Holders that are required to establish their exempt status generally must provide such certification on U.S. Internal Revenue Service Form W-9. U.S. Holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the U.S. Internal Revenue Service and furnishing any required information in a timely manner.

Additional Reporting Requirements

Certain U.S. Holders are required to report information relating to an interest in our ordinary shares, subject to certain exceptions (including an exception for ADSs or ordinary shares held in accounts maintained by certain financial institutions). You should consult your tax advisors regarding the effect, if any, of these rules on your ownership and disposition of ADSs or ordinary shares.

THE DISCUSSION ABOVE IS A GENERAL DISCUSSION. IT DOES NOT COVER ALL TAX MATTERS THAT MAY BE IMPORTANT TO A PARTICULAR INVESTOR. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES OF AN INVESTMENT IN THE ADSs OR ORDINARY SHARES UNDER THE INVESTOR’S OWN CIRCUMSTANCES.

PLAN OF DISTRIBUTION

We or the selling shareholders may sell the securities offered by this prospectus from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods or through underwriters or dealers, through agents or directly to one or more purchasers. The securities may be distributed from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Each time that we or any of the selling shareholders sell securities covered by this prospectus, we or the applicable selling shareholders will provide a prospectus supplement or supplements that will describe the method of distribution and set forth the terms and conditions of the offering of such securities, including the offering price of the securities and the proceeds to us or the selling shareholders, if applicable.

Offers to purchase the securities being offered by this prospectus may be solicited directly. Agents may also be designated to solicit offers to purchase the securities from time to time. Any agent involved in the offer or sale of our securities will be identified in a prospectus supplement.

If a dealer is utilized in the sale of the securities being offered by this prospectus, the securities will be sold to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

If an underwriter is utilized in the sale of the securities being offered by this prospectus, an underwriting agreement will be executed with the underwriter at the time of sale and the name of any underwriter will be provided in the prospectus supplement that the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, we, the selling shareholders or the purchasers of securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for which they may act as agent. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase securities as a principal, and may then resell the securities at varying prices to be determined by the dealer.

Any compensation paid to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be described in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. The selling shareholders may also be deemed “underwriters” within the meaning of the Securities Act. We or the selling shareholders may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof and to reimburse those persons for certain expenses.

To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

If indicated in the applicable prospectus supplement, underwriters or other persons acting as agents may be authorized to solicit offers by institutions or other suitable purchasers to purchase the securities at the public offering price set forth in the prospectus supplement, pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. These purchasers may include, among others, commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions. Delayed delivery contracts will be subject to the condition that the purchase of the securities covered by the delayed delivery contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the purchaser is subject. The underwriters and agents will not have any responsibility with respect to the validity or performance of these contracts.

We or the selling shareholders may engage in at-the-market offerings into an existing trading market in accordance with the provisions of the Securities Act. In addition, we or the selling shareholders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or the selling shareholders or borrowed from us, the selling shareholders or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us or the selling shareholders in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be named in the applicable prospectus supplement (or a post-effective amendment to the registration statement of which this prospectus forms a part). In addition, we or the selling shareholders may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus and an applicable prospectus supplement. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

The specific terms of any lock-up provisions in respect of any given offering will be described in the applicable prospectus supplement.

The underwriters, dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business for which they receive compensation.

EXPENSES

The following table sets forth the estimated costs and expenses, other than underwriting discounts and commissions, in connection with the offering of the securities.

SEC registration fee	(1)
Printing expenses	(2)
Legal fees and expenses	(2)
Accounting fees and expenses	(2)
Depositary fees	(2)
Miscellaneous expenses	(2)

Total	(2)

(1)	Rules 456(b) and 457(r) under the Securities Act permit the payment of the SEC registration fee at the time of any particular offering of securities under the registration statement of which this prospectus forms a part, which fee is therefore not currently determinable.

(2)	These fees are calculated based on the number of issuances and accordingly cannot be estimated at this time.

LEGAL MATTERS

The validity of the issuance of the ordinary shares, including ordinary shares represented by the ADSs, offered hereby will be passed upon for us by Walkers, Cayman Islands counsel. Additional legal matters may be passed upon for us or any underwriters, dealers or agents by counsel that we will name in the applicable prospectus supplement.

EXPERTS

Our consolidated financial statements and the related financial statements schedule as of December 31, 2014 and 2015 and for the years ended December 31, 2013, 2014 and 2015 incorporated in this prospectus by reference to our report on Form 6-K furnished to the SEC on December 14, 2016 and the effectiveness of our internal control over financial reporting have been audited by Deloitte Touche Tohmatsu, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference (which reports (1) express an unqualified opinion on the consolidated financial statements and financial statements schedule and includes an explanatory paragraph referring to the retrospective adoption of the authoritative guidance on the presentation of debt issuance costs which we adopted on January 1, 2016 and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting). Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in auditing and accounting.

The offices of Deloitte Touche Tohmatsu are located at 35th Floor, One Pacific Place, 88 Queensway, Hong Kong.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated in the Cayman Islands to take advantage of certain benefits associated with being a Cayman Islands exempted company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions, and the availability of professional and support services.

However, certain disadvantages may accompany incorporation in the Cayman Islands. These disadvantages may include:

•	the Cayman Islands has a different body of securities laws than the United States and may provide significantly less protection to investors; and

•	Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

A majority of our directors are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon such persons, or to enforce against them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Law Debenture Corporate Services Inc. as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any state in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

We have been advised by our Cayman Islands legal counsel, Walkers, that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce against us or our directors or officers judgments of courts of the United States predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or (ii) entertain original actions brought in the Cayman Islands, to impose liabilities against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. This uncertainty relates to whether a judgment obtained from the United States courts under civil liabilities provisions of the securities laws will be determined by the courts and the Cayman Islands as penal or punitive in nature. However, in the case of laws that are not penal in nature, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands’ judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands. Awards of punitive or multiple damages could be held to be contrary to public policy). A Cayman Islands’ court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.